Exhibit 10.1
LEASE AGREEMENT
Between
SOLOMON AIRPARK, LLC
And
EMDEON BUSINESS SERVICES LLC
As of August 24, 2009

LEASE SUMMARY
The following is a summary of certain portions of this Lease.

Landlord:	Solomon Airpark, LLC

Landlord’s Address:	4539 Trousdale Drive
Nashville, TN 37204
Attn: Gregory G. Turner

With a copy to:

White & Reasor, PLC
One American Center
3100 West End Avenue, Suite 1100
Nashville, TN 37203
Attn: John W. Stone, III

Tenant:	Emdeon Business Services LLC

Tenant’s Address:	3055 Lebanon Road, Suite 1000
Nashville, TN 37214
Attn: Real Estate Director

With a copy to: General Counsel
[Same Address]

And with a copy to:

Bass Berry & Sims, PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37237
Attn: D. Mark Sheets

Lease Term	See definition in Section 2(a)

Commencement Date:	See definition in Section 2(b)

Rent Commencement Date:	Thirty (30) days after Commencement Date

Expiration Date:	180 months after Rent Commencement Date

Minimum Rent:	See Exhibit D

Landlord’s Broker:	Solomon Development, LLC

Tenant’s Broker:	Colliers Turley Martin Tucker

It is understood that the foregoing is intended as a summary of the Lease for convenience only and if there is a conflict between the above summary and any provision of the Lease hereinafter set forth, the latter shall control.
All capitalized terms not otherwise defined in this Lease that are defined in the Construction Agreement attached to this Lease as Exhibit C, shall have the meanings assigned to such terms in the Construction Agreement.
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TABLE OF CONTENTS

1.	Lease of Property	1
2.	Term	2
3.	Rent	3
4.	Use of Building; Compliance with Legal Requirements	4
5.	Taxes, Assessments and Association Fees	5
6.	Insurance Coverage; Waiver of Subrogation	6
7.	Maintenance and Repair	8
8.	Compliance, Utilities, Janitorial Services	9
9.	Alterations and Improvements	9
10.	Trade Fixtures and Other Personal Property	10
11.	Signs and Advertising	11
12.	Landlord’s Right of Entry	11
13.	Casualty Damage	12
14.	Condemnation	13
15.	No Abatement of Rent	15
16.	Transfers by Tenant	15
17.	Transfers by Landlord	16
18.	Subordination	16
19.	Estoppel Certificates; Financial Statements	17
20.	Events of Default by Tenant	17
21.	Landlord’s Remedies	18
22.	Landlord’s Default	19
23.	Tenant’s Remedies	19
24.	Tenant’s Indemnification Obligations	20
25.	Landlord’s Indemnification Obligations	21
26.	Protection Against Liens	21
27.	Holding Over	22
28.	Attorneys’ Fees	22
29.	Waiver	22
30.	Leasing Commissions	23
31.	Notices	23
32.	Waiver of Security Interest	23
33.	Landlord’s Environmental Representations and Warranties	23
34.	Acquisition Closing and Contingency Periods	24
35.	Subdivision of Airpark Parcel	24
36.	Miscellaneous	24

LEASE AGREEMENT
     THIS LEASE AGREEMENT (the “Lease”), made and entered into as of August 24, 2009, by and between SOLOMON AIRPARK, LLC, a Tennessee limited liability company (“Landlord”) and EMDEON BUSINESS SERVICES LLC, a Delaware limited liability company (“Tenant”),
WITNESSETH:
1. Lease of Property.
     (a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, (i) the tract of real property described on Exhibit A attached hereto, including and subject to all improvements thereto, all rights, privileges, easements, servitude, right-of-ways, and appurtenances belonging or appurtenant thereto (the “Land”) and (ii) the Shell Building and the Land Sitework (the Building, the Land Sitework and the Land being collectively referred to herein as the “Property”). The Land is part of the approximately twenty-one (21) acre parcel of land described on Exhibit B attached hereto (the “Airpark Parcel”)
     (b) Landlord agrees to construct the Shell Building and the Land Sitework in accordance with the Construction Agreement attached hereto as Exhibit C (the “Construction Agreement”) and made a part hereof for all purposes. Landlord agrees to commence construction of the Shell Building and the Land Sitework following the closing (the “Acquisition Closing”) of Landlord’s acquisition of the Airpark Parcel and to complete such construction in accordance with the Construction Agreement.
     (c) Landlord hereby covenants that Tenant shall peaceably and quietly hold and enjoy the Property throughout the Term (as hereinafter defined) on and subject to all of the provisions and conditions of this Lease; and, subject to the performance by Landlord of its obligations under the Construction Agreement, Tenant shall accept the Property from Landlord on the Completion Date (as defined in the Construction Agreement).
     (d) Landlord represents and warrants that it has the full power and authority to execute this Lease and that, following the Acquisition Closing, it will own the Land in fee simple and will grant the estate demised herein, subject only to the liens and encumbrances described in Exhibit F (collectively, the “Permitted Encumbrances”).
     (e) As long as Tenant is entitled to possession of the Property, Tenant shall have the exclusive right to use any parking areas, driveways, sidewalks, and other site improvements on the Property as they may exist from time to time, subject to the Permitted Encumbrances.
     (f) Landlord acknowledges and agrees that prior to the date hereof, Landlord has delivered to Tenant true and complete copies of any surveys, title policies (including copies of the Permitted Encumbrances) and environmental reports in its possession.
     (g) Ingress and egress to the Land shall be provided to Airpark Center East substantially as outlined in the site plan attached hereto as Exhibit G.

     (h) Landlord and Tenant acknowledge that Tenant, Landlord, the Land and the Airpark Parcel are subject to the terms and conditions of the Declaration of Covenants, Conditions, Restrictions, Reservations and Easements for Airpark East, of record as instrument 20011115-0125662, Register’s Office of Davidson County, Tennessee, as amended by the First Amendment to Declaration of Covenants, Conditions, Restrictions, Reservations and Easements for Airpark East, of record as instrument 20080109-0002825, Register’s Office of Davidson County, Tennessee (as amended, the “Declaration”). Landlord agrees that, except as Landlord may be required by the terms of the Declaration, in no event shall Landlord agree to any amendment or modification to the Declaration, or consent to any matter under the Declaration, that could adversely affect the rights, or increase the obligations, of Tenant hereunder, including, without limitation, any action that (i) grants any easement that could interfere with the operations of Tenant, or (ii) grants any access easements or other rights of ingress or egress to third parties onto or through the Property. Landlord agrees to (x) promptly provide Tenant with copies of any notices that Landlord may give or receive pursuant to the Declaration, and (y) cast any votes as a member of the Association (as defined in the Declaration) with respect to the Property, as directed by Tenant. Landlord represents and warrants that it has or will receive all necessary approvals required pursuant to the Declaration in order to construct the improvements described in the Construction Plans (as defined in the Construction Agreement).
     (i) Subject to Landlord’s rights to subdivide the Airpark Parcel as described in Section 35 below, Landlord shall not amend, modify or terminate the Permitted Encumbrances (other than the Declaration), or allow any new encumbrances with respect to the Property to be created, without the prior written consent of Tenant.
2. Term.
     (a) The term of this Lease (the “Initial Term”) shall begin on the Commencement Date and end on the last day of the one hundred eightieth (180th) full calendar month following the Rent Commencement Date. Thus, unless the Commencement Date falls on the first day of a calendar month, the Initial Term will also include the initial partial calendar month immediately following the Commencement Date.
     (b) The “Commencement Date” shall be the earlier to occur of:
     (1) One Hundred and Fifty (150) days from the Completion Date, or
     (2) the date on which Tenant first begins to occupy the Building for the conduct of its business (excluding occupancy for the sole purpose of constructing the Tenant Finish or installing Tenant’s furniture, fixtures, workstations and equipment).
     (c) On the Commencement Date, Tenant shall execute a written agreement to confirm the actual calendar dates on which the Commencement Date and the Rent Commencement Date (as defined in Section 3 below) occur. Tenant shall take possession of the Property on the Commencement Date and surrender the Property to Landlord at the expiration of the Term or earlier termination of this Lease free of waste and in as good a condition as on the Commencement Date except for reasonable wear and tear, casualty, condemnation and repairs that are Landlord’s responsibility under this Lease.

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     (d) Provided Tenant is not then in default hereunder beyond applicable periods of grace and/or notice and cure, Tenant may at its option renew this Lease for two (2) successive five (5) year periods (each a “Renewal Term”; and if so exercised by Tenant, collectively with the Initial Term, the “Term”)) commencing on the first day after the Initial Term or the then-previous Renewal Term, as applicable, upon all terms, conditions, and obligations set forth herein. Tenant shall provide Landlord with notice at least twelve (12) months before the expiration of the Initial Term or the then-previous renewal term, as applicable, if it desires to exercise any of said options.
     (e) Notwithstanding the foregoing, Tenant shall be entitled to enter the Property prior to the Commencement Date in order to construct and install the Tenant Finish in accordance with the terms of the Construction Agreement.
3. Rent.Commencing on the Rent Commencement Date and continuing throughout the Term of this Lease, Tenant shall pay rent to Landlord in accordance with the following provisions:
     (a) Tenant shall pay minimum annual rent (the “Minimum Rent”) in monthly installments in advance on or before the first day of each calendar month during the Initial Term and the Renewal Terms in the amounts reflected in Exhibit D hereto (as the same may be adjusted pursuant to the Construction Agreement). Landlord reserves the right to apply any partial rental payment to the full amount due without waiving its right to collect the balance. Landlord’s acceptance of any partial rental payments in no way relieves Tenant of its obligation to pay rent in full.
     (b) The installments of Minimum Rent for any initial partial calendar month shall be prorated based on actual days elapsed and shall be paid in advance on the Rent Commencement Date.
     (c) The “Rent Commencement Date” shall be thirty (30) days following the Commencement Date.
     (d) Except as expressly provided to the contrary in this Lease or in the Construction Agreement, installments of Minimum Rent shall be payable without notice, demand, reduction, setoff, or other defense. Installments of Minimum Rent and payments of other sums owing to Landlord pursuant to this Lease shall be made to Landlord at 4539 Trousdale Drive, Nashville, TN 37204, Attn: Gregory G. Turner, or at whatever other account or address that Landlord may designate from time to time by written notice to Tenant. Upon exercise by Tenant of its rights set forth in Section 17 of the Construction Agreement, Tenant shall be entitled to exercise the offset rights described therein.
     (e) From and after the Rent Commencement Date and during the Term of this Lease, Tenant shall pay all costs, charges, expenses, taxes, assessments and insurance premiums that are required to be paid by Tenant hereunder, which shall be deemed, for the purposes of securing the collection thereof, to be additional rent due and owing hereunder (“Additional Rent”). Additional Rent shall be paid directly to the party(s) owed such amounts unless otherwise provided in this Lease.

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     (f) If any installment of Minimum Rent or Additional Rent, or any other sum due and payable pursuant to this Lease, remains unpaid for more than five (5) days after Tenant receives written notice from Landlord that such amount is past due, Tenant shall pay Landlord a late payment charge equal to the greater of (i) Fifty and No/100 Dollars ($50.00), or (ii) five percent (5%) of the unpaid installment or other payment. The late payment charge is intended to compensate Landlord for administrative expenses associated with responding to late payment, and shall not be considered liquidated damages or interest. All rent and other sums of whatever nature owed by Tenant to Landlord under this Lease that remain unpaid for more than ten (10) days after Tenant receives written notice from Landlord that such amount is past due shall bear interest from the date due until paid at the lesser of (y) four percent (4%) in excess of the prime rate of interest reported in The Wall Street Journal (or its successors) in effect from time to time, or (z) the maximum interest rate per annum allowed by law.
4. Use of Building; Compliance with Legal Requirements.
     (a) Tenant shall use the Building for general office and data center uses and for no other purposes. Tenant shall not commit or allow waste to be committed in the Building or elsewhere on the Property, and shall not do or allow to be done in the Building or elsewhere on the Property anything that shall constitute a nuisance or detract in any way from the reputation of the Property as a first-class real estate development. Tenant shall allow no noxious or offensive odors, fumes, gases, smoke, dust, steam or vapors, or any loud or disturbing noise or vibrations to originate in or be emitted from the Building. Tenant shall comply with all laws, ordinances, and regulations of any governmental authority relating to Tenant’s use or occupancy of the Building, with the reasonable requirements of insurance underwriters or rating bureaus applicable to the Property, and with the following requirements:
     (b) Tenant may use and store office equipment and supplies that contain small quantities or low concentrations of Hazardous Materials so long as they are properly used and stored within the Building, properly disposed of by Tenant at a location other than the Property, and do not require any governmental license or permit. Except as permitted in the preceding sentence, no use, generation, storage, treatment, transportation, or disposal of any Hazardous Material shall occur or be permitted to occur in connection with Tenant’s use and occupancy of the Building or any other portion of the Property. “Hazardous Material” shall mean any toxic or hazardous waste, material, or substance or any other substance that is prohibited, limited, or regulated as a health or environmental hazard by any governmental or quasi-governmental authority, or that even if not so regulated, could reasonably be expected to or does pose a hazard to the environment or to the health and safety of the occupants of the Building or others.
     (c) No portion of the Building or the Property shall be used or occupied for anything that is unusually hazardous on account of fire or other risks, without Landlord’s prior written consent and evidence that such use or occupancy is covered under Tenant’s insurance pursuant to Section 6 below.
     (d) Tenant shall substantially comply with all requirements of the Americans with Disabilities Act and implementing regulations applicable to its use and occupancy of the Building other than requirements relating solely to the design and construction of the Shell Building, the compliance of which shall be the sole responsibility of Landlord, including,

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without limitation, the physical structure of the roof, foundation, stairwells, elevators, doorways and exterior walls of the Shell Building.
     (e) Tenant shall ensure that its agents, employees, contractors and invitees comply with this Section 4 and with the Building Rules attached hereto as Exhibit E. In the event of any conflict with the Building Rules, the provisions in the main body of this Lease shall control.
5. Taxes, Assessments and Association Fees.
     (a) Except as set forth herein, Tenant shall pay as Additional Rent prior to delinquency:
     (1) all taxes and governmental assessments which may be levied upon or assessed against the Property during the Term;
     (2) all taxes and governmental assessments of every kind and nature whatsoever arising in any way from the use, occupancy or possession of the Property during the Term;
     (3) all taxes levied upon or assessed against Tenant’s personal property situated in the Building (“Tenant’s Property”);
     (4) all sales and similar taxes (if any) that may be levied or assessed against the Rent; and
     (5) all dues and assessments assessed against the Property by the Association pursuant to the Declaration (“Association Fees”).
To that end, Landlord shall not be required, except as set forth herein, to pay any taxes, governmental assessments or Association Fees whatsoever which relate to or may be assessed against this Lease, the Rent and other amounts due hereunder, the Property or Tenant’s Property; provided, however, any taxes, governmental assessments or Association Fees which may be levied or assessed against the Property for a period that includes the Commencement Date or the date on which the Term expires shall be prorated between Landlord and Tenant as of such date; provided further that if the Property has not been subdivided from the remainder of the Airpark Parcel, then the allocation between the Property and the remainder of the Airpark Parcel for Association Fees and taxes relating to the Land shall be based on acreage and any tax attributable to improvements located solely on the Property shall be allocated to the Property. Landlord agrees to provide to Tenant, within ten (10) Business Days after its receipt thereof, any tax bills, invoices and other legal or governmental notices relating to the Property that Landlord receives. Notwithstanding any terms of this Lease to the contrary, nothing contained in this Section 5 or elsewhere in this Lease shall obligate Tenant to pay (i) any income, profit, franchise, excise or similar taxes that may be imposed upon or assessed against Landlord with respect to the Property, the Rent or income derived from this Lease, under any law now in force or hereafter enacted, or (ii) to pay any inheritance, estate, succession, gift or any form of property transfer tax or indebtedness tax which may be assessed or levied against Landlord or any mortgagee of Landlord (excluding any real estate assessments based on value after a transfer to a third party).

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     (b) Upon request by Landlord, Tenant shall provide Landlord with copies of all paid tax receipts relating to the Property. Tenant may, at its option, contest in good faith and by appropriate and timely legal proceedings any tax, assessment or Association Fees relating to the Property; provided, however, Tenant shall indemnify and hold Landlord harmless from any loss or damage resulting from any such contest, and all expenses of the same (including, without limitation, all reasonable attorneys’ fees and court and other costs) shall be paid solely by Tenant. Landlord shall, at the request of Tenant, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Landlord shall incur no cost or obligation thereby.
6. Insurance Coverage; Waiver of Subrogation.
     (a) Tenant, at its expense and as Additional Rent hereunder, shall throughout the Term of this Lease and any extension or renewal thereof, keep the Shell Building and the Tenant Finish insured with (i) “Special Form Causes of Loss” coverage (as such term is used in the insurance industry), at least as broad as the most current ISO Special Cause of Loss Form, including coverage for glass breakage, vandalism and malicious mischief, and builder’s risk (if the improvements on the Land are to be substantially refurbished or rebuilt pursuant to the terms of this Lease) for one hundred percent (100%) of the insurable replacement value of the Shell Building and Tenant Finish with no co-insurance penalty, with any deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) to be approved by Landlord (provided that deductibles related to insurance coverage for earthquakes, windstorms and floods may exceed One Hundred Thousand and No/100 Dollars ($100,000.00) at Tenant’s discretion), and (ii) coverage for “Demolition and Increased Cost of Construction” resulting from enforcement of any law or ordinance with limits of not less than Ten Million and No/100 Dollars ($10,000,000).
     (b) Tenant shall maintain throughout the Term of this Lease and any extension or renewal thereof, at its own expense and as Additional Rent, commercial general liability insurance covering the Property at least as broad as the most commonly available ISO Commercial General Liability policy form (occurrence basis) covering bodily injury, property damage and personal and advertising injury, for the joint benefit of and insuring Tenant and Landlord, with limits of not less than One Million Dollars ($1,000,000.00) per occurrence, with a general aggregate of not less than Two Million Dollars ($2,000,000.00) and a “following form” umbrella liability policy or excess liability policy in an amount of not less than Three Million Dollars ($3,000,000.00) per occurrence, with any deductible or self-insured retention in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) to be approved by Landlord.
     (c) Tenant shall maintain throughout the Term of this Lease and any extension or renewal thereof, at its own expense, business interruption insurance covering risk of loss due to the occurrence of any of the hazards insured against under Tenant’s “all risk” coverage insurance and providing coverage in an amount sufficient to permit the payment of Rent, taxes, insurance and operating expenses payable hereunder for a period (in such case) of not less than twelve (12) months.
     (d) Tenant shall maintain throughout the Term of this Lease and any extension or renewal thereof, at its own expense, all-risk property insurance on all personal property of Tenant located in on the Property for the full replacement value thereof (“Tenant’s Contents

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Policy”). Such policy shall contain an agreed amount endorsement in lieu of a co-insurance clause.
     (e) All insurance companies providing the coverage required under this Section 6 shall be selected by Tenant, shall be rated A minus (A-) or better by Best’s Insurance Rating Service (or equivalent rating service if not available) and shall be licensed to write insurance policies in the state in which the Land is located. A temporary (not exceeding 90 days) downgrade in an insurance company’s rating below A minus shall not disqualify such insurance company. Tenant shall provide Landlord with copies of all policies or certificates of such coverage (using ACORD 28 for property insurance) for the insurance coverages referenced in this Section 6 and all commercial general liability and umbrella liability or excess liability policies shall name Landlord (and if Landlord is either a general or limited partnership, its general partners) and any mortgagee designated by Landlord by written notice from Landlord to Tenant sent in accordance with the requirements of this Lease, as additional insured(s) thereunder. Any such coverage for additional insureds shall be primary and non-contributory with any insurance carried by Landlord or any other additional insured thereunder. All property insurance policies (except the Tenant’s Contents Policy) shall name Landlord as a loss payee as Landlord’s interests may appear, and shall provide that all losses shall be payable as herein provided. All such policies of insurance shall provide that the amount thereof shall not be reduced and that none of the provisions, agreements or covenants contained therein shall be modified or canceled by the insuring company or companies without thirty (30) days prior written notice being given to Landlord. All proceeds of property and casualty policies shall be paid by check payable to Landlord to be held in trust and disbursed pursuant to Section 13(d) herein. Such policy or policies of insurance may also cover loss or damage to Tenant’s Property, and the insurance proceeds applicable to Tenant’s Property shall not be paid to Landlord or any mortgagee but shall accrue and be payable solely to Tenant. In the event of a casualty that is covered by insurance Tenant is required to maintain under this Section 6 (or would have been covered if Tenant had maintained such insurance), Tenant shall be responsible for any deficiency between the replacement cost of the Shell Building and Tenant Finish and the amount actually paid by the insurance company.
     (f) Each of Landlord and Tenant hereby waives all claims or other rights of recovery against the other and its agents, employees, and contractors for any loss or damage to any portion of the Property, or to any personal property or fixtures thereon, by reason of fire or other loss to the extent such loss is covered by the insurance required under this Section 6 or reimbursed by other insurance held by such party, regardless of cause or origin, including negligence, gross negligence, or misconduct of the other party or its agents, employees, or contractors, and covenants that no insurer shall hold any right of subrogation against such other party. Landlord and Tenant shall each advise its insurers of the foregoing waiver and such waiver shall be a part of the respective policies of property and casualty insurance maintained by Landlord and Tenant.
     (g) Landlord shall have the right, exercisable at any time, but not more frequently than once every five (5) years, by giving written notice to Tenant, to require Tenant to increase the limit and coverage amount of the Commercial General Liability policy that Tenant is required to maintain pursuant to this Section 6 by amounts that are equivalent to the increase in the Consumer Price Index – All Urban Consumers (All Items, 1982-4=100) for the period elapsed since the date of this Lease, or the last adjustment, as applicable. This subsection (g)

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shall not be enforceable unless, at the time of such adjustment, Tenant’s net worth, as disclosed in the most recent financial statements delivered to Landlord, is less than One Hundred Million Dollars ($100,000,000).
7. Maintenance and Repair.
     (a) During the Term hereof, Landlord shall (i) maintain the roof structure and membrane, the foundation, all structural elements, and the exterior walls of the Shell Building in good repair, reasonable wear and tear excepted, and (ii) resurface the driveways and parking lots, as reasonably necessary to maintain such driveways and parking lots in good repair. Landlord shall also be responsible for any maintenance and repair of the Shell Building and the Land Sitework generally (including, without limitation, the heating and cooling systems, lighting fixtures, plumbing and all other utility lines and mechanical systems) during the first three hundred sixty-five (365) days following the Rent Commencement Date and for the correction of defects in the original design or construction of the Shell Building, structural or foundation defects and defects in the exterior skin system or window systems that result from structural or foundation defects.
     (b) Except as set forth in Subsection (a) above and in the Construction Agreement attached as Exhibit C hereof, Tenant agrees that Landlord shall have no obligation under this Lease to provide any services or make any repairs or replacements (including the replacement of obsolete components) to the Building, or any alteration, addition, change, substitution or improvement thereof or thereto. The terms “repair” and “replacement” include, without limitation, the replacement of any portions of the Shell Building which have outlived their useful life, as determined by Landlord in its reasonable discretion, during the Term of this Lease (or any extension or renewal thereof). Upon the expiration or earlier termination of this Lease, Tenant shall remain responsible for, and shall pay to Landlord, any cost, charge or expense for which Tenant is otherwise responsible for hereunder attributable to any period (prorated on a daily basis) prior to the expiration or earlier termination of this Lease.
     (c) Tenant shall, subject to Subsection (a) above, during the Term of this Lease (i) maintain the Property clean, free of refuse, and in good order and repair, subject to normal wear and tear (and subject to provisions hereof relating to condemnation and casualty); (ii) not commit waste or impair the Property; (iii) keep all waste and drain pipes open within the Building, (iv) provide for routine professional maintenance and repairs to heating and cooling systems, lighting fixtures (including replacement of bulbs), plumbing and all other utility lines within the Building, (vi) professionally maintain the doors, windows, plate glass, exterior lighting, driveways and parking lots (including sealing and striping, but excluding resurfacing), landscaping and irrigation, sidewalks, life-safety systems, and all mechanical and electrical equipment and systems in the Building in good order and repair; and (vii) promptly notify Landlord in writing of any defective or dangerous condition actually known to an officer of Tenant or any material adverse changes to the Property, such as material changes in any environmental condition, including the presence of biocontaminants, such as, without limitation, mold, and promptly undertake reasonable remediation (and preventative) actions in connection with any such environmental condition originating on the Property as a result of Tenant’s use and occupancy of the Property. Landlord shall not be liable for mold-related injuries or illness unless caused by defects in the original design or construction of the Shell Building. Tenant’s failure to

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notify (to the extent required above) Landlord of such conditions and/or to make the required corrective repairs (to the extent required above) shall also result in Tenant’s being liable for the cost to remediate any subsequent damage. Notwithstanding the foregoing maintenance and repair obligations of Tenant, during the last two (2) years of the Term, the cost of any repair or replacement in excess of $5,000 (a “Major Repair or Replacement”) shall be amortized on a straight-line basis over the useful life of such Major Repair and Replacement, and Tenant shall only be responsible for the portion of such cost that is amortized during the Term and Landlord shall be responsible for any unamortized balance.
     (d) Subject to Subsection (a) above, Tenant shall inspect and maintain professional preventative maintenance programs, subject to Landlord’s reasonable approval and in accordance with all material local, state, or federal regulations, for all major Building systems, including but not limited to (i) the fire alarm panel and devices, including a contract with a reputable monitoring company providing round-the-clock monitoring of the fire alarm system (ii) the sprinkler system including backflow device, (iii) the fire extinguishers, (iv) the emergency lighting system, and (v) domestic water and irrigation water backflow.
     (e) Landlord agrees that it shall enforce all warranties with respect to the Shell Building against the providers of such warranties.
8. Compliance, Utilities, Janitorial Services.
     (a) Tenant, at its expense, shall promptly and substantially comply with all material municipal, county, state, federal and other governmental requirements and regulations pertaining to the use and occupancy of the Building, whether now in effect or enacted during the Term of this Lease or any extension or renewal thereof; will procure and maintain in substantial compliance all permits, licenses and other authorizations required for the use of the Building or any part thereof then being made by Tenant and for the lawful and proper installation, operation and maintenance by Tenant of all equipment and appliances necessary or appropriate for the operation and maintenance of the Property; and shall substantially comply with all Permitted Encumbrances. Notwithstanding the foregoing, Landlord shall be solely responsible for the original design and construction of the Shell Building being in compliance with the foregoing requirements, regulations, permits, licenses and Permitted Encumbrances.
     (b) Tenant shall contract directly for and directly pay all charges for heat, water, gas, sewage, electricity, telephone, janitorial services, trash removal and other utilities used or consumed at the Property. Absent Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for any interruption or failure in the supply of any such utility service to the Property.
9. Alterations and Improvements.
     (a) Tenant may make alterations, additions, or improvements to the Building or the Property that do not affect the exterior of the Building and that have a cost expected to be less than or equal to one hundred thousand dollars ($100,000) per alteration, addition or improvement (not including the cost of related equipment) without the prior written consent of Landlord. Tenant shall obtain Landlord’s consent prior to making any alteration, addition, or improvement

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that affects the exterior of the Building or that is expected to have a cost in excess of one hundred thousand dollars ($100,000) per alteration, addition or improvement (not including the cost of related equipment), which consent shall not be unreasonably withheld, conditioned, or delayed.
     (b) Tenant shall give Landlord notice of its intent to make alterations, additions, or improvements to the Building that have a cost expected to exceed $25,000 per alteration, addition or improvement project at least ten (10) Business Days prior to commencing such work, except in the event of an emergency, in which case such notice shall be given as soon thereafter as practical.
     (c) In connection with any alterations, additions, or improvements to the Building or the Property made by Tenant, Tenant shall comply with all reasonable requirements of Landlord relating to (i) compliance with the Declaration (including obtaining required approvals from the Committee (as defined in the Declaration)), building codes and other laws, (ii) the protection of the integrity, condition and proper functioning of the roof, walls, foundations, and other structural elements of the Building and of the Building’s mechanical, electrical, and plumbing systems and equipment, (iii) the employment and bonding of contractors, (iv) insurance, (v) the preservation of the value of the Building and (vi) other related matters as reasonably determined by Landlord. All alterations, additions or improvements, including without limitation all partitions, walls, railings, carpeting, floor and wall coverings, and other fixtures (excluding Tenant’s trade, food service and kitchen fixtures and/or equipment) made by, for, or at the direction of Tenant shall become the property of Landlord when made, and shall remain upon the Property at the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary herein, Tenant shall have the right to access the roof of the Building from time to time for the purposes of installing, operating and maintaining up to three (3) telecommunication dishes, including, without limitation, wireless internet and television dishes; provided that Tenant shall not be permitted to do anything upon the roof of the Building which would void or impair the roof warranty.
     (d) Tenant shall be responsible for the construction of all Tenant Finish, at its sole expense.
10. Trade Fixtures and Other Personal Property.Any trade fixtures installed in the Building at Tenant’s expense shall remain Tenant’s personal property, and Tenant shall have the right at any time during the Term of this Lease to remove such trade fixtures (provided that any damage to the Building or Property caused by such removal shall promptly be repaired by Tenant, normal wear and tear, casualty and condemnation excepted). On or before the expiration of the Term or earlier termination of this Lease, Tenant shall remove all trade fixtures and other personal property of Tenant from the Building, repair any damage to the Building or Property caused by removal of its trade fixtures and other personal property (normal wear and tear, casualty and condemnation excepted), and leave the Building in a broom-clean condition free of waste, refuse, or debris. If Tenant fails to do so, Landlord may (i) retain, store, or dispose of such trade fixtures and other personal property however Landlord chooses without liability of any kind to Tenant, (ii) repair any damage to the Building or Property caused by removal of such trade fixtures and other personal property, and (iii) clean the Building and properly dispose of all such waste, refuse, or debris; and all costs and expenses incurred by Landlord in connection with

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the foregoing shall be payable by Tenant to Landlord on written demand. The following property shall be considered part of the permanent improvements to the Building owned by Landlord, not trade fixtures of Tenant, and shall not be removed from the Building by Tenant under any circumstances (except for Tenant’s specialty equipment and fixtures, including, without limitation, computer servers, generators and paralleling gear, air cooled chillers, UPS system and associated distribution equipment, chilled water CRAC units, phone equipment and glycol loops, which shall be considered property of Tenant and may be so removed): (a) HVAC systems, fixtures, or equipment (except for supplemental data/server room HVAC equipment); (b) lighting fixtures or equipment; (c) carpeting, other permanent floor coverings, or raised flooring; (d) paneling or other wall coverings; (e) plumbing fixtures and equipment; and (f) permanent shelving affixed to the Building.
11. Signs and Advertising.
     (a) Tenant shall be permitted to install signage as allowed or required by the City of Nashville, Tennessee. All such signage shall be at Tenant’s expense except as provided for in the specifications for construction of the Shell Building as outlined in Exhibit C – Schedule 1. Upon expiration or earlier termination of this Lease, Tenant shall remove all exterior corporate identification signage at its sole expense. Tenant shall be obligated to repair any damage to the Property resulting from the installation and removal of such signage, normal wear and tear, casualty and condemnation excepted.
     (b) Landlord hereby reserves the right to grant an easement in favor of the Association (as defined in the Declaration) over the area described as “Proposed Sign Easement” on the Site Plan for the sole purpose of erecting signage identifying the business park of which the Land is a part and the various owners and tenants located therein; provided that such easement shall require that any new signage and any changes to existing signage with respect to size or scope be subject to the approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. In no event shall Tenant be responsible for the cost and/or maintenance of such signage except by way of Association Fees.
12. Landlord’s Right of Entry. Landlord and persons authorized by Landlord shall have the right to enter the Building at reasonable times and upon reasonable advance notice to Tenant for the purposes of making inspections or showing the Property to prospective purchasers or lenders of the Property, but only in the accompaniment of an employee of Tenant. During the last twelve (12) months of the Term, Landlord and persons authorized by Landlord shall have the right at reasonable times and upon reasonable notice to show the Property to prospective tenants, but only in the accompaniment of an employee of Tenant. Notwithstanding any of Landlord’s rights to enter the Building pursuant to the terms of this Lease, Landlord shall not cause Tenant to in any way violate any laws, regulations or ordinances intended to protect the rights and privacy of confidential patient and billing information processed in Tenant’s operations, including those relating to any and all patient and billing records and the computers and servers that store such records, which at any time, Tenant shall be able to secure in locked storage units or remove from the Property.

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13. Casualty Damage.
     (a) If, following the Commencement Date, the Building and/or the Property are damaged or destroyed by fire, flood, tornado or other element, or by any other casualty and such damage or destruction does not result in a Total Loss (as hereafter defined), this Lease shall continue in full force and effect and Landlord shall, as promptly as possible without consideration for any payoff requirements of a Mortgagee (if any), restore, repair or rebuild the Shell Building to substantially the same condition as existed before the damage or destruction and Tenant shall as promptly as possible restore, repair or rebuild the Tenant Finish to substantially the same condition as existed before the damage or destruction, including in each case any improvements or alterations required due to any changes in building codes or regulations by any governmental body, county or city agency.
     (b) Notwithstanding the foregoing, should the Property be damaged or destroyed by any of the foregoing described casualties within the last twenty-four (24) months of the original Term (unless Tenant has exercised its right to renew this Lease) or of any extended or renewed Term of this Lease, then Tenant shall have the right, exercisable by written notice to Landlord given within sixty (60) days after the date of such damage or destruction, to terminate this Lease effective upon the date of such damage or destruction.
     (c) Should the Property be damaged or destroyed by any of the foregoing described casualties and the Building is a Total Loss, then Tenant shall have the right, exercisable by written notice to Landlord given within sixty (60) days after the date of such damage or destruction, to terminate this Lease effective upon the date of such damage or destruction.
     (d) If Tenant does not elect to terminate this Lease as permitted in Subsection (b) or (c) above, then Landlord shall reconstruct the Shell Building and Tenant shall reconstruct the Tenant Finish, each to its condition immediately prior to such damage or destruction; provided that Landlord acknowledges and agrees that certain aspects of Tenant’s reconstruction of the Tenant Finish will begin and continue during Landlord’s reconstruction of the Shell Building and the parties agree to cooperate and use commercially reasonable efforts to facilitate reconstruction and minimize unreasonable interference in the same manner as the initial construction of the Shell Building and the Tenant Finish as described in Section 6 of the Construction Agreement. All proceeds payable by reason of any loss or damage to the Shell Building or any portion thereof, and insured under any policy of insurance required by Section 6 of this Lease shall be paid to Landlord for reconstruction or repair, as the case may be, of any damage to or destruction of the Shell Building, or any portion thereof. All proceeds payable by reason of any loss or damage to the Tenant Finish or any portion thereof, and insured under any policy of insurance required by Section 6 of this Lease shall be retained by Tenant for reconstruction or repair, as the case may be, of any damage to or destruction of the Tenant Finish, or any portion thereof. Any excess proceeds of casualty insurance covering the Shell Building and the Tenant Finish remaining after the completion of the restoration or reconstruction of both the Shell Building and the Tenant Finish shall be retained by Landlord free and clear upon completion of any such repair and restoration except as otherwise specifically provided below in this Section 13. Notwithstanding the foregoing, if Landlord has not completed the repair and reconstruction of the Shell Building within nine (9) months after such damage or destruction, then Tenant shall have the right, exercisable by written notice to Landlord, to terminate this Lease; provided, however, that if at the end of such nine (9) month period Landlord is diligently engaged in the restoration or reconstruction of the Shell Building, then Tenant shall not have the right to

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terminate this Lease unless Landlord fails to complete the repair and reconstruction of the Shell Building within twelve (12) months after the date of such damage or destruction. All rent payable hereunder shall abate from the date that is nine (9) months after the date such damage or destruction occurred until Landlord delivers the Shell Building in accordance with the terms of this Section 13(d).
     (e) If Tenant terminates this Lease as provided in this Section 13, Landlord shall be entitled to all of the casualty insurance proceeds paid with respect to the Building, but not to the proceeds of Tenant’s Contents Policy or other insurance carried by Tenant on Tenant’s Property, including, without limitation, insurance carried by Tenant on Tenant’s personal property, trade fixtures or any other property that may be removed by Tenant upon termination of this Lease pursuant to Section 10 above; provided, however, Tenant shall not have the right to terminate this Lease unless either (1) (x) the damage or destruction of the improvements on the Land was caused by a peril which was insured against as required by the provisions of Section 6 above; (y) at the time of such damage and destruction the said insurance policies required to be carried by Tenant were in the amounts required by Section 6 above and in full force and effect; and (z) Tenant has paid to Landlord the amount of any deductible or self-insured retention, or (2) the Tenant has paid to Landlord the amount that would have been paid if the casualty insurance policy required by the provisions of Section 6 above had been maintained by Tenant.
     (f) If Tenant defaults in its obligation to carry insurance in the amounts required under Section 6 above, then, prior to Tenant’s termination of this Lease and in addition to the requirements set forth in the preceding Subsection (e), Tenant shall be obligated to pay toward said reconstruction or to Landlord the difference between the amount of insurance actually carried and the amounts required to be carried under Section 6.
     (g) The Building shall be deemed a “Total Loss” if as a result of damage or destruction:
     (1) the Building is rendered untenantable or unsuitable, in Tenant’s reasonable opinion, for continued use in the normal conduct of Tenant’s business and Landlord has not provided written assurances to Tenant within thirty (30) days following such damage or destruction that the Shell Building can be restored or reconstructed to its condition prior to such damage or destruction within one hundred eighty (180) days following the date of such damage or destruction; or
     (2) the restoration or reconstruction of the Shell Building is not permitted by then existing laws or governmental regulations applicable to the restoration or reconstruction of the improvements on the Land.
14. Condemnation.
     (a) If all or substantially all of the Property is condemned or is sold in lieu of condemnation, then this Lease shall terminate on the day prior to the date the condemning authority takes possession. In such case, all condemnation or sale proceeds shall be the exclusive property of the Landlord, except that Tenant shall be entitled to any portion of such condemnation or sale proceeds that are attributable to Tenant’s loss of business, relocation costs,

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Tenant’s personal property, trade fixtures and equipment (including any items of property that Tenant is entitled to remove upon a termination of this Lease pursuant to Section 10 above).
     (b) If less than all of the Property is so condemned or sold (whether or not the Building is affected) and in Tenant’s reasonable judgment, the Property cannot be restored to an economically viable condition, including, without limitation, a reduction in the parking available at the Property to a number that is less than 75 parking spaces, or if the Tenant’s access to the Property is so condemned or sold and Tenant no longer has reasonably adequate access to the Property, then Landlord shall either commit within fifteen (15) days that it will promptly replace the parking, provide new access reasonably satisfactory to Tenant or otherwise restore the Property to an economically viable condition reasonably satisfactory to Tenant, or Tenant may terminate this Lease by written notice to Landlord effective on the day prior to the date the condemning authority takes possession.
     (c) If this Lease is terminated by reason pursuant to the foregoing, then Landlord shall be entitled to receive the entire award in any such condemnation or sale in lieu thereof, and Tenant hereby assigns to Landlord all of its right, title and interest in and to all and any part of such award, provided, however, Tenant shall be entitled to receive any award specifically made to reimburse Tenant for loss of business, Tenant’s relocation costs, and Tenant’s personal property, trade fixtures and equipment (including any items of property that Tenant is entitled to remove upon a termination of this Lease pursuant to Section 10 above).
     (d) If this Lease is not so terminated by Tenant, and without consideration for any requirements of a Mortgagee of the Property to apply the condemnation award to reduce the Mortgage debt,, Landlord shall promptly restore or repair the Property and the Tenant Finish (except those items of Tenant’s Property which Tenant is permitted to remove under the terms of this Lease) to substantially the same condition as existed immediately prior to such condemnation insofar as is reasonably possible, and in no event shall such replacement or restoration exceed six (6) months. To the extent it is not reasonably possible for Landlord to restore or replace the Property to substantially the same condition as existed immediately prior to such condemnation, the Minimum Rent shall be adjusted equitably. Notwithstanding the foregoing, if Landlord has not completed the repair and reconstruction of the Shell Building and Tenant Finish as required by this Section 14(d) within nine (9) months after such condemnation, Tenant shall have the right, exercisable by written notice to Landlord, to terminate this Lease; provided, however, that if at the end of such nine (9) month period Landlord is diligently engaged in the repair and reconstruction of the Shell Building and the Tenant Finish (to the extent required above), then Tenant shall not have the right to terminate this Lease unless Landlord fails to complete the repair and reconstruction of the Shell Building and the Tenant Finish (to the extent required above) within twelve (12) months after the date of such condemnation or sale. All rent payable hereunder shall abate from the date that is nine (9) months after the date such condemnation or sale occurred until Landlord delivers the Shell Building and the Tenant Finish (to the extent required above) in accordance with the terms of this Section 14(d).
     (e) If the award shall exceed the amount spent or to be spent promptly to effect such restoration, repair or replacement, such excess shall unconditionally belong to Landlord and shall be paid to Landlord. Tenant shall not be entitled to, and expressly waives and assigns to

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Landlord, all claims for any compensation for condemnation; provided, however, if Tenant is permitted by applicable law to maintain a separate action that will not reduce condemnation awards or proceeds to Landlord, Tenant shall be permitted to pursue such separate action, but only for loss of business, relocation costs, Tenant’s personal property, trade fixtures and equipment (including any items of property that Tenant is entitled to remove upon a termination of this Lease pursuant to Section 10 above).
15. No Abatement of Rent. Except as set forth in Section 13(d) and 14(d) above, in the event this Lease is not terminated as provided in Sections 13 and 14 above, the Minimum Rent and other sums payable hereunder shall continue to be due and payable hereunder during the lesser of (i) the period of repair or restoration of the Shell Building or (ii) the period of coverage under the business interruption insurance that Tenant is required to carry pursuant to Section 6.
16. Transfers by Tenant.
     (a) Without the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld, conditioned or delayed, Tenant shall not do any of the following (as used in this Section, a “Transfer”):
     (1) assign this Lease or any estate or interest therein, except to an affiliate controlled by or under common control with Tenant (an “Affiliate”);
     (2) enter into any sublease of the Building for a term that extends beyond the Term of this Lease.
Permissible reasons for Landlord’s withholding consent include (but are not limited to) the following: (i) the proposed use of the Building is not permitted by this Lease, would negatively affect insurance or environmental risks, or would otherwise negatively impact the Property in any material respect; (ii) the creditworthiness of the proposed transferee is unacceptable to Landlord in Landlord’s commercially reasonable business judgment; and (iii) the proposed use or occupancy would require alterations or additions to the structure or exterior of the Building to comply with applicable laws, ordinances, and regulations that are not being paid for by Tenant or its assignee. Any attempted Transfer without Landlord’s prior written consent shall be void.
     (b) Except as provided in (a) above, if Tenant requests Landlord’s consent to a Transfer, Landlord may either approve or disapprove the Transfer in its reasonable discretion. In connection with each Transfer request by Tenant, Tenant shall obtain and furnish to Landlord all documents, financial reports, and other information Landlord reasonably requires in order to evaluate the proposed Transfer. Landlord shall advise Tenant of Landlord’s decision with respect to the requested Transfer within ten (10) days after receipt of Tenant’s written Transfer request and all requested supporting materials. If Landlord refuses to consent to a requested Transfer, this Lease shall nonetheless remain in full force and effect. The consent of Landlord to one requested Transfer shall never be construed to waive the requirement for Landlord’s consent to other Transfers, nor shall any consent by Landlord or Transfer by Tenant discharge or release Tenant from any obligations or liabilities to Landlord.
     (c) If an Event of Default by Tenant occurs after any Transfer, Landlord may, at its option, collect rent directly from the transferee, and Tenant hereby authorizes any transferee to

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pay rent directly to Landlord at all times after receipt of written notice from Landlord. No direct collection by Landlord from any transferee shall constitute a novation or release Tenant from its obligations and liabilities under this Lease.
     (d) Tenant shall provide Landlord a copy of all assignments of this Lease and subleases of all or any portion of the Building within five (5) business days following execution of such assignments or subleases.
     (e) Notwithstanding the foregoing, (i) Tenant shall have the right to mortgage or otherwise collaterally assign all or any part of its leasehold estate hereunder, and (ii) the merger or consolidation of Tenant with any other entity or the direct or indirect transfer of any stock or other ownership interests in Tenant shall not be prohibited by this Section 16, and none of the foregoing events described in this Section 16(e) shall be considered a Transfer. In connection with such mortgage or collateral assignment, Landlord will cooperate with reasonable requests of Tenant or Tenant’s lender for Landlord to execute additional documents in order for Tenant and Tenant’s lender to obtain policies of leasehold title insurance, including, without limitation, owner’s affidavits and general corporate documentation.
17. Transfers by Landlord. Landlord shall have the unrestricted right to sell, assign, mortgage, encumber, or otherwise dispose of all or any part of the Property or any interest therein. Upon sale or other disposition of the Property to a party who assumes the obligations of Landlord under this Lease, Landlord shall be released and discharged from obligations and liabilities thereafter accruing under this Lease, and Tenant shall look solely to Landlord’s successor for performance of the Lease thereafter. Tenant’s obligations under this Lease shall not be affected by any sale, assignment, mortgage, encumbrance, or other disposition of the Property by Landlord, and Tenant shall enter into a mutually acceptable non-disturbance and attornment agreement with anyone who thereby becomes the successor to Landlord’s interest in this Lease.
18. Subordination. Landlord and Tenant agree that simultaneous with the Acquisition Closing, the parties shall enter into a subordination, nondisturbance and attornment agreement with the Mortgagee that finances Landlord’s acquisition of the Land (on its own behalf and on behalf of any purchaser at foreclosure) mutually acceptable to the parties thereto and complying with the requirements set forth in the next succeeding sentence. At the option of any existing or future Mortgagee, such Lease may at any time during its continuation be made superior or subordinate to the lien of any one or more mortgages affecting the Property; provided, however, that the foregoing provisions with respect to such subordination shall not be effective unless such Mortgagee shall execute with Tenant a non-disturbance and attornment agreement whereby such Mortgagee (on its own behalf and on behalf of any purchaser at foreclosure) agrees (a) to recognize and honor this Lease and Tenant’s rights hereunder, (b) to not to disturb Tenant’s possession of the Premises or otherwise interfere with or disturb any of Tenant’s rights under this Lease, and (c) that all insurance proceeds and condemnation awards shall be applied as set forth in this Lease; provided that if Tenant has terminated this Lease pursuant to a right to do so, any insurance proceeds or condemnation awards payable to Landlord in accordance with the terms of this Lease may be used to pay down Landlord’s debt to such Mortgagee.

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     If a Mortgagee or any other person acquires title to the Property pursuant to the exercise of any remedy provided for in a Mortgage granted by Landlord, Tenant covenants and agrees to attorn to Mortgagee or such person as its new Landlord, and the Lease shall continue in full force and effect as a direct lease between Tenant and such Mortgagee or such other person upon all terms, covenants, conditions and agreements set forth in the Lease. However, in no event shall assignee or such person be (i) bound by any payment of rent made by Tenant to the Landlord for more than one (1) month in advance; or (ii) bound by any amendment or modification or termination of the Lease affecting the interest of Mortgagee made without the written consent of Mortgagee after notice of such Mortgagee’s Mortgage is delivered to Tenant; or (iii) liable for any act or omission of any prior landlord (including Landlord) that is not continuing; or (iv) liable for any offsets, credits or other claims against rentals for any prior periods and/or against any other party or landlord (including Landlord). Tenant agrees to execute all tenant estoppel certificates and attornment agreements as Mortgagee shall reasonably require.
19. Estoppel Certificates; Financial Statements.
     (a) Within ten (10) days after a written request by Landlord, Tenant shall deliver an estoppel certificate in such form as is reasonably requested by Landlord certifying any facts that are then true with respect to this Lease, including without limitation that this Lease is in full force and effect, that no default exists on the part of Landlord or Tenant, that Tenant is in possession, that Tenant has commenced payment of rent, and that Tenant claims no defenses or offsets with respect to payment of rent under this Lease. Likewise, within ten (10) days after a written request by Tenant, Landlord shall deliver to Tenant an estoppel certificate covering such matters of fact with respect to Landlord’s obligations under the Lease as are reasonably requested by Tenant.
     (b) Not later than July 1 of every year during the Term, Tenant shall furnish its financial statements for the previous calendar year to Landlord. If such financial statements are audited, then Tenant shall furnish such audited financial statements to Landlord.
20. Events of Default by Tenant. Each of the following constitutes an Event of Default by Tenant (herein so called):
     (a) Tenant fails or refuses to pay any installment of Minimum Rent or any other sum payable under this Lease when due, and the failure or refusal continues for at least ten (10) days after written notice from Landlord and an opportunity to cure the delinquency; provided, that if Landlord has properly given such notice two (2) times in any twelve (12) consecutive month period, then no further notice shall be required.
     (b) Tenant fails or refuses to comply with any provision of this Lease not requiring the payment of money, and the failure or refusal continues for at least thirty (30) days after written notice from Landlord; provided, however, if any such failure by Tenant to comply with such provision cannot be corrected by commercially reasonable efforts within such 30-day period solely as a result of nonfinancial circumstances, and if Tenant has commenced substantial corrective actions within such 30-day period and is diligently pursuing such corrective actions, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Tenant’s noncompliance.

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     (c) Tenant’s leasehold estate is taken on execution or other process of law in any action against Tenant.
     (d) Tenant files a petition under any chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state, or a petition is filed against Tenant under any such statute and not dismissed with prejudice within sixty (60) days of filing, or a receiver or trustee is appointed for Tenant’s leasehold estate or for any substantial part of the assets of Tenant and such appointment is not dismissed with prejudice within sixty (60) days, or Tenant makes an assignment for the benefit of creditors.
21. Landlord’s Remedies. If an Event of Default by Tenant occurs, Landlord shall be entitled then or at any time thereafter to do any one or more of the following at Landlord’s option:
     (a) Enter the Building if need be, and take whatever curative actions are necessary to rectify Tenant’s noncompliance with this Lease; and in that event Tenant shall reimburse Landlord on written demand for any reasonable expenditures by Landlord to effect compliance with Tenant’s obligations under this Lease.
     (b) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Property to Landlord, or without terminating this Lease, terminate Tenant’s right to possession of the Building; and in either case, Landlord may re-enter and take possession of the Building, evict Tenant and all parties then in occupancy or possession, and if permitted under applicable law, change the locks on the doors of the Building without making keys to the changed locks available to Tenant.
     (c) If Landlord has terminated this Lease as a result of the occurrence of an Event of Default, Landlord may declare due and payable immediately an amount determined as follows: (x) the entire amount of Base Rent which would have become due and payable during the remaining Lease Term, discounted to present value by using a discount factor equal to the yield on U.S. Treasury securities having a remaining maturity closest to the remaining Lease Term (the “Discount Rate”), minus (y) the market rental value of the Property for the remaining Lease Term, based on Landlord’s reasonable determination of future rental value of the Property for all or part of the remaining Lease Term, discounted to present value by using the Discount Rate. In determining the market rental value of the Property for the remaining Lease Term, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to, (i) the then current market conditions in the general area in which the Property is located, (ii) the net effective rental rates then being obtained by landlords for similar type buildings in the general area in which the Property is located (taking into account reasonable remodeling costs, lease commissions, allowances and inducements), (iii) current levels of new construction that will be completed during the remainder of the Term and how this construction will likely affect vacancy rates and rental rates and (iv) inflation. Such payment shall not constitute a penalty or forfeiture but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s exact damages in such event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof). The term “remaining Lease Term” as used in this subsection shall mean the period which otherwise would have (but for the

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termination of this Lease) constituted the balance of the Lease Term from the date of termination of this Lease, but excluding any extensions or renewals thereof.
     (d) If Landlord has not terminated this Lease (whether or not Landlord has terminated Tenant’s right to possession of the Property or actually retaken possession), recover (in one or more suits from time to time or at any time before or after the end of the Term) all Minimum Rent, Additional Rent, and other sums then owing and unpaid under this Lease together with all reasonable costs, if any, incurred in reletting the Property (including remodeling, lease commission, allowance, inducement, and other costs, which costs will be equitably prorated if the new lease extends beyond the Term of this Lease), less all rent, if any, actually received from any reletting of the Property during the remainder of the Term. Landlord shall have the right following an Event of Default by Tenant to relet the Property on Tenant’s account without terminating the Lease, any such reletting to be on such terms as Landlord considers reasonable under the circumstances.
     (e) Recover all reasonable costs of retaking possession of the Building and any other damages incidental to the Event of Default by Tenant.
     (f) Exercise any and all other remedies available to Landlord at law or in equity, including injunctive relief of all varieties.
     If Landlord elects to retake possession of the Building without terminating this Lease, it may nonetheless at any subsequent time elect to terminate this Lease and exercise the remedies provided above on termination of the Lease. Nothing done by Landlord or its agents shall be considered an acceptance of any attempted surrender of the Building unless Landlord specifically so agrees in writing. No re-entry or taking of possession of the Building by Landlord shall be considered an election by Landlord to terminate this Lease unless Landlord gives Tenant written notice of termination. Nothing herein shall be deemed to reduce the duty of Landlord to mitigate its damages as required by law.
22. Landlord’s Default. It shall be an Event of Default by Landlord (herein so called) only if Landlord fails to comply with any provision of this Lease and the failure continues for at least thirty (30) days after written notice from Tenant to Landlord (with a copy to Landlord’s mortgagees if Tenant has been notified in writing of the identities and addresses of such mortgagees); provided, however, if any failure by Landlord to comply with this Lease cannot be corrected within such 30-day period solely as a result of nonfinancial circumstances outside of the control of Landlord, and if substantial corrective actions have commenced within such 30-day period and are being diligently pursued, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Landlord’s noncompliance.
23. Tenant’s Remedies. Except as otherwise provided in this Lease, in the Event of Default by Landlord, Tenant shall be entitled to any remedies available at law or in equity. Notwithstanding anything in this Lease to the Landlord shall never be liable in the Event of Default by Landlord under any provision of this Lease for any loss of business or profits of Tenant or other consequential damages or for punitive or special damages of any kind. None of Landlord’s officers, employees, agents, directors, shareholders, or partners shall ever have any

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liability to Tenant under or in connection with this Lease. Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord, and Landlord shall never be personally liable for any judgment. In no event shall the foregoing provisions be deemed to limit the rights and remedies granted to Tenant pursuant to Sections 2 and 17 of the Construction Agreement.
24. Tenant’s Indemnification Obligations. Tenant shall indemnify and hold Landlord and its officers, employees, agents, directors, shareholders, and partners harmless against any loss, liability, damage, fine or other governmental penalty, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefor, resulting from:
     (a) Tenant’s noncompliance with or violation of any law, ordinance, or other governmental regulation applicable to Tenant or its use and occupancy of the Building;
     (b) any work or thing done by Tenant, or its agent, employee or contractor in respect of construction of, in, or to the Building or any part of the improvements now or hereafter constructed on the Property;
     (c) any use, possession, occupation, operation, maintenance or management of the Building or any part thereof by Tenant or its agent, employee or contractor;
     (d) any failure by Tenant, or its agent, employee or contractor, to, or to properly use, possess, occupy, operate, maintain or manage the Building or any part thereof;
     (e) the use, generation, storage, treatment, or transportation, or the disposal or other release into the environment, of any Hazardous Material by Tenant or its employees, agents, or contractors or as the result of Tenant’s use and occupancy of the Building; provided, however, that Tenant shall in no event be liable for or have any indemnification obligation for any pre-existing environmental conditions;
     (f) any negligence on the part of Tenant or any of its agents, contractors, servants, employees, licensees or invitees;
     (g) except as related to or occurring during the initial construction of the Shell Building, any accident, injury or damage to any person or property occurring in, on, or about the Property or any part thereof; or
     (h) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with.
Notwithstanding any term of this Lease to the contrary, nothing in this Section 24 or elsewhere in this Lease shall obligate or require Tenant to indemnify, defend or hold Landlord harmless from and against any losses, liabilities, damages, costs, expenses, suits, judgments or claims arising from injury or damage during the Term of this Lease or any extension or renewal thereof to person or property caused by the willful misconduct or gross negligence of Landlord or any of its agents, servants, employees or contractors.

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25. Landlord’s Indemnification Obligations. Landlord shall indemnify and hold Tenant and its officers, employees, agents, directors, shareholders, and partners harmless against any loss, liability, damage, fine or other governmental penalty, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefor, resulting from:
     (a) any defects in the design or construction of the Shell Building or the Land Sitework or in the construction of the Tenant Finish, but only to the extent of warranties from the Shell Building Architect or the Contractor (as such terms are defined in the Construction Agreement);
     (b) any negligence on the part of Landlord or any of its agents, contractors, servants, employees, licensees or invitees;
     (c) any failure on the part of Landlord to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with; and/or
     (d) any representation of Landlord herein being false in any material respect.
     Notwithstanding any term of this Lease to the contrary, nothing in this Section 25 or elsewhere in this Lease shall obligate or require Landlord to indemnify, defend or hold Tenant harmless from and against any losses, liabilities, damages, costs, expenses, suits, judgments or claims arising from injury or damage during the Term of this Lease or any extension or renewal thereof to person or property caused by the willful misconduct or gross negligence of Tenant or any of its agents, servants, employees or contractors.
26. Protection Against Liens.
     (a) Tenant shall do all things necessary to prevent the filing of any mechanics’, materialmen’s, or other type of lien or claim against Landlord or the Property by, against, through, or under Tenant or its contractors. If any such lien or claim is filed as a result of any non-payment by Tenant of its own contractors, Tenant shall either cause the same to be discharged within thirty (30) days after filing, or if Tenant in its discretion and in good faith determines that such lien or claim should be contested and if all required consents or approvals of Landlord’s Mortgagee are obtained, Tenant shall furnish such security as may be necessary to prevent any foreclosure proceedings against the Property during the pendency of such contest. If Tenant fails to discharge such lien or claim within such 30-day period or fails to furnish such security, then Landlord may at its election, in addition to any other right or remedy available to it, discharge the lien or claim by paying the amount alleged to be due or by giving appropriate security. If Landlord discharges or secures such lien or claim, then Tenant shall reimburse Landlord on written demand for all sums paid and all costs and expenses (including reasonable attorneys’ fees and costs of litigation) so incurred by Landlord.
     (b) Landlord shall do all things necessary to prevent the filing of any mechanics’, materialmen’s, or other type of lien or claim against Tenant or Tenant’s leasehold estate in the Property by, against, through, or under Landlord or its contractors. If any such lien or claim is filed, Landlord shall either cause the same to be discharged within thirty (30) days after filing, or if Landlord in its discretion and in good faith determines that such lien or claim should be

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contested and if all required consents or approvals of Landlord’s Mortgagee are obtained, Landlord shall furnish such security as may be necessary to prevent any foreclosure proceedings against Tenant’s leasehold estate in the Property during the pendency of such contest. If Landlord fails to discharge such lien or claim within such 30-day period or fails to furnish such security, then Tenant may at its election, in addition to any other right or remedy available to it, discharge the lien or claim by paying the amount alleged to be due or by giving appropriate security. If Tenant discharges or secures such lien or claim, then Landlord shall reimburse Tenant on written demand for all sums paid and all costs and expenses (including reasonable attorneys’ fees and costs of litigation) so incurred by Tenant.
27. Holding Over. If Tenant remains in possession of any part of the Building after the expiration of the Term of this Lease with Landlord’s written consent, Tenant shall be only a tenant at will and the monthly installments of Minimum Rent payable during such holdover period shall be one hundred ten percent (110%) of the monthly installments of Minimum Rent payable immediately preceding such expiration, and all Additional Rent and other sums payable under this Lease shall continue to be due and payable. If Tenant remains in possession of any part of the Building after the expiration of the Term of this Lease without Landlord’s written consent, Tenant shall be only a tenant at sufferance and the monthly installments of Minimum Rent payable during such holdover period shall be one hundred fifty percent (150%) of the monthly installments of Minimum Rent payable immediately preceding such expiration, and all Additional Rent and other sums payable under this Lease shall continue to be due and payable. The acceptance of any rent or other payments from Tenant with respect to any holdover period shall not serve to extend the Term or waive any rights of Landlord, but Landlord may at any time refuse to accept rent or other payments from Tenant, and may re-enter the Building, evict Tenant and all parties then in occupancy or possession, take possession of the Building, and if permitted under applicable law, change the locks on the doors of the Building without making keys to the changed locks available to Tenant. If Tenant remains in possession of any part of the Building after the expiration of the Term of this Lease without Landlord’s written consent, Tenant shall indemnify and hold Landlord harmless against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefore, related to Tenant’s holding over, including liabilities to any person to whom Landlord may have leased any part of the Building.
28. Attorneys’ Fees. If an Event of Default by Tenant or an Event of Default by Landlord occurs, the prevailing party shall be entitled to recover reasonable attorneys’ fees and any costs of litigation incurred in exercising and enforcing its rights and remedies under this Lease.
29. Waiver. The failure of a party to insist upon the strict performance of any provision of this Lease or to exercise any remedy for an Event of Default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being or becoming an event of default. No waiver shall be effective unless expressed in writing signed by the waiving party. No waiver shall affect any condition other than the one specified in the waiver and then only for the time and in the manner stated. Landlord’s receipt of any rent or other sums with knowledge of noncompliance with this Lease by Tenant shall not be considered a waiver of the noncompliance. No payment by Tenant of a lesser amount than the full amount then due shall be considered to be other than on account of the earliest amount due. No endorsement or statement on any check or any letter accompanying

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any check or payment shall be considered an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord’s right to recover the balance owing and to pursue any other available remedies.
30. Leasing Commissions. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with anyone claiming any entitlement to any commission in connection with this leasing transaction except Solomon Development, LLC representing Landlord and Colliers Turley Martin Tucker representing Tenant (collectively, the “Brokers”), who shall be paid by Landlord. Each of Landlord and Tenant agrees to indemnify and hold the other harmless against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees and costs of litigation), or any claim therefore, for any leasing or other commissions, fees, charges, or payments resulting from or arising out of their respective actions in connection with this Lease except as to the Brokers. Landlord shall indemnify and hold Tenant harmless against payment of any leasing commission due the Brokers in connection with this Lease.
31. Notices. Any notice may be given by (a) depositing written notice in the United States mail, postpaid and certified and addressed to the party at its address under this Lease with return receipt requested, or (b) delivering written notice in person or by commercial messenger or overnight private delivery service to the party at its notification address under this Lease. Written notice deposited in the mail in the manner described above shall be effective on the date of delivery. Written notice given in person or by commercial messenger or overnight private delivery in the manner described above shall be effective as of the time of receipt at the destination address as evidenced by a receipt signed by an employee of Tenant or Landlord, as the case may be, by any confirmation of delivery provided by the messenger or delivery service. The notification addresses of the parties are specified on the signature page(s) of this Lease. Each party shall have the right to change its address by at least ten (10) days’ prior written notice to the other party.
32. Waiver of Security Interest. Landlord hereby waives any and all security interests, liens, and other rights and interests, whether granted by statute or otherwise, in and to any and all fixtures, furniture, equipment and other personal property of Tenant. Within ten (10) days after satisfaction of Lease Contingencies (hereinafter defined), Landlord agrees to execute the Landlord’s Lien Waiver, Access Agreement and Consent attached hereto as Exhibit H with Tenant’s current lender, and as requested by Tenant from time to time, Landlord agrees to execute a document in substantially similar form and substance with any other lender of Tenant.
33. Landlord’s Environmental Representations and Warranties. As an inducement to Tenant’s execution of this Lease and the covenants set forth herein, Landlord hereby represents and warrants to Tenant as of the date hereof: (i) Landlord has no actual notice that any portion of the Property is in violation of any Environmental Laws, (ii) with respect to the Property, Landlord has not received any written citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to (a) Hazardous Substances, or (b) any alleged, actual, or potential violation of or failure to comply with any Environmental Laws.

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34. Acquisition Closing and Contingency Periods.
     (a) This Lease is contingent upon (i) Landlord’s acquisition of the Airpark Parcel subject only to the Permitted Encumbrances, (ii) Landlord’s receipt of all approvals necessary under the Declaration with respect to the design and construction of the improvements contemplated by the Construction Agreement, including, without limitation, approval of the Construction Plans, (iii) Landlord’s receipt of a recorded waiver and release from the Declarant (as defined in the Declaration) of the right of repurchase described in Section 9.1 of the Declaration, and (iv) Tenant and Solomon Builders, Inc. executing a mutually agreeable construction contract for the Tenant Finish (collectively, the “Lease Contingencies”). Landlord shall use diligent and commercially reasonable efforts to satisfy the Lease Contingencies.
     (b) Tenant shall have the right to terminate this Lease if the Lease Contingencies have not been satisfied on or before October 1, 2009. Tenant must exercise such termination right, if at all, by delivering to Landlord written notice thereof on or before October 15, 2009.
     (c) Landlord shall have the right to terminate this Lease if the Lease Contingencies have not been satisfied on or before November 15, 2009. Landlord must exercise such termination right, if at all, by delivering to Tenant written notice thereof on or before November 30, 2009.
35. Subdivision of Airpark Parcel. Landlord shall have the right, but not the obligation, to subdivide the Airpark Parcel at any time during the Term. Such subdivision may result in the Land being a separate parcel from the rest of the Airpark Parcel. In the event that Landlord determines to subdivide the Airpark Parcel, (a) Landlord may take all actions consistent with such subdivision, including the creation of access, drainage, or utility easements benefiting or burdening the Land, (b) Landlord may enter into and record agreements relating to such easements, and (c) Tenant agrees to cooperate with Landlord’s reasonable requests in connection with such subdivision and such easements and easement agreements; provided, however, that such subdivision and such easements and easement agreements shall not materially and adversely affect Tenant’s rights or obligations under this Lease, its use or occupancy of the Property, or its ingress or egress to the Property; provided further that Tenant shall not be required to expend any funds in connection with such subdivision, easements or easement agreements. Landlord shall comply with all reasonable requests of Tenant and/or any mortgagee of Tenant for information relating to such subdivision and execute any documentation reasonably necessary to confirm such mortgagee’s leasehold mortgage. Notwithstanding the foregoing, in no event shall Landlord grant any access rights through the Property.
36. Miscellaneous.
     (a) If requested by Landlord, Tenant shall furnish appropriate evidence of the valid existence and good standing of Tenant and the authority of any parties signing this Lease to act for Tenant. If requested by Tenant, Landlord shall furnish appropriate evidence of the valid existence and good standing of Landlord and the authority of any parties signing this Lease to act for Landlord.

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     (b) This document embodies the entire contract between the parties, and supersedes all prior agreements and understandings between the parties related to the Building, including all lease proposals, letters of intent, and similar documents. All representations, warranties, or agreements of an inducement nature, if any, are merged with, and stated in this document. This Lease may be amended only by a written instrument executed by both Landlord and Tenant.
     (c) The relationship created by this Lease is that of landlord and tenant. Landlord and Tenant are not partners or joint ventures, and neither has any agency powers on behalf of the other. Except as provided herein or in the Construction Agreement, Tenant is not a beneficiary of any other contract or agreement relating to the Property to which Landlord may be a party, and Tenant shall have no right to enforce any such other contract or agreement on behalf of itself, Landlord, or any other party.
     (d) No consent or approval by Landlord shall be effective unless given in writing signed by Landlord or its duly authorized representative. Any consent or approval by Landlord shall extend only to the matter specifically stated in writing.
     (e) Whenever this Lease requires Landlord’s consent to or approval of any item, Landlord shall not unreasonably withhold, condition or delay such consent or approval.
     (f) The captions appearing in this Lease are included solely for convenience and shall never be given any effect in construing this Lease.
     (g) This Lease is being executed in multiple counterparts, each of which shall be considered an original for all purposes.
     (h) If any provision of this Lease is invalid or unenforceable, the remainder of this Lease shall not be affected. Each separate provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
     (i) This Lease binds not only Landlord and Tenant, but also their respective heirs, personal representatives, successors, and assigns (to the extent assignment is permitted by this Lease).
     (j) This Lease is governed by the laws of the state of Tennessee.
     (k) All references to “Business Days” in this Lease shall refer to days that national banks are open for business in the city where the Property is located. Time is of the essence of this Lease.
     (l) All references to “Mortgage(s)” in this Lease shall include deeds of trust, deeds to secure debt, other security instruments. All references to “Mortgagee(s)” in this Lease shall include trustees, secured parties, and other parties holding any lien, security, or other interest in the Property pursuant to any mortgage.
     (m) Any liability or obligation of Landlord or Tenant arising during or accruing with respect to the Term of this Lease shall survive the expiration or earlier termination of this Lease, including without limitation, obligations and liabilities relating to (i) the final adjustment of

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estimated installments of Additional Rent to actual Additional Rent owed, (ii) the condition of the Building or the removal of Tenant’s property, and (ii) indemnity and hold harmless provisions of this Lease.
     (n) Tenant agrees not to record this Lease. Tenant may record a memorandum of this Lease in a form approved by Landlord in writing prior to recording provided Tenant pays all taxes, recording fees, or other governmental charges incident to such recording. The memorandum shall not disclose the rent payable under this Lease and shall expressly provide that it shall be of no further force or effect after the last day of the Term or on filing by Landlord of an affidavit that this Lease has expired or been terminated.
     (o) Landlord has delivered a copy of this Lease solely for Tenant’s review, and such delivery does not constitute an offer to Tenant or an option reserving the Building. This Lease shall not be effective until a counterpart executed by both Landlord and Tenant is delivered by Landlord to Tenant.
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the parties have caused this Lease to be executed pursuant to authority duly given as of the day and year first above written.

TENANT:

EMDEON BUSINESS SERVICES LLC a Delaware limited liability company

By:	/s/ Gregory T. Stevens

Title:	Executive Vice President, General Counsel & Secretary

Printed Name:	Gregory T. Stevens

LANDLORD:

SOLOMON AIRPARK, LLC, a Tennessee limited liability company

By:	/s/ Gregory G. Turner

Title:	President

Printed Name:	Gregory G. Turner

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EXHIBIT A
Legal Description of the Land
Being a tract of land lying in Nashville, Davidson County, Tennessee, also being part of Lot 3 of Airpark East, as of record in Instrument Number: 20011120-0127754, at the Register’s Office for Davidson County, Tennessee, and being more particularly described as follows;
Beginning at an existing iron rod, at the intersection of the southerly right-of-way line of Couchville Pike, width varies, and the easterly right-of-way line of Reynolds Road, width varies, said existing iron rod being located at Northing: 648,433.39; Easting: 1,778,865.81; on the State Plane Coordinate System NAD-83 (2007);
Thence leaving the easterly right-of-way line of Reynolds Road, with the southerly right-of-way line of Couchville Pike, South 84 deg 46 min 56 sec East, 100.04 feet to an iron rod set, at the intersection with the westerly right-of-way line of Airpark Center East, width varies;
Thence with leaving the southerly right-of-way line of Couchville Pike, with the westerly right-of-way line of Airpark Center East, with a curve to the right, along an arc length of 78.12 feet, the central angle of which is 92 deg 17 min 00 sec, the radius of which is 48.50 feet, the chord of which is South 38 deg 46 min 44 sec East, 69.94 feet to an iron rod set;
Thence South 07 deg 21 min 46 sec West, 8.00 feet, to an iron rod set;
Thence South 11 deg 11 min 32 sec West, 260.30 feet, to an iron rod set;
Thence with a curve to the right, along an arc length of 33.42 feet, the central angle of which is 03 deg 49 min 45 sec, the radius of which is 500.00 feet, the chord of which is South 09 deg 16 min 40 sec West, 33.41 feet to an iron rod set;
Thence South 07 deg 21 min 47 sec West, 260.94 feet to a point;
Thence leaving the westerly right-of-way line of Airpark Center East, with a line through Lot 3 of Airpark East, as of record in Instrument Number: 20011120-0127754, at the Register’s Office for Davidson County, Tennessee, also being the property of Duke-Weeks Realty, L.P., as of record in Instrument Number: 20010614-0062632, at the Register’s Office for Davidson County, Tennessee for the following two calls;
1)	North 82 deg 38 min 13 sec West, 422.99 feet to a point;

2)	North 07 deg 21 min 47 sec East, 257.89 feet to a point in the westerly right-of-way line of Reynolds Road;
Thence with the westerly right-of-way line of Reynolds Road, North 45 deg 04 min 51 sec East, 29.88 feet to an existing iron rod;
Thence North 28 deg 31 min 34 sec East, 83.91 feet to an existing iron rod;

A-1

Thence North 05 deg 52 min 33 sec East, 158.92 feet to an existing iron rod;
Thence North 85 deg 36 min 11 sec East, 152.07 feet to an existing iron rod;
Thence North 89 deg 21 min 17 sec East, 50.25 feet to an existing iron rod;
Thence North 51 deg 15 min 31 sec East, 69.28 feet to the POINT OF BEGINNING. Containing 231,225 square feet or 5.308 acres more or less.
Being part of the same property conveyed to Duke-Weeks Realty, L.P., as of record in Instrument Number: 20010614-0062632, at the Register’s Office for Davidson County, Tennessee.

A-2

EXHIBIT B
Legal Description of the Airpark Parcel
Being a tract of land lying in Nashville, Davidson County, Tennessee, also being Lot 3 of Airpark East, Phase 1-A, as of record in Instrument Number: 20011120-0127754, at the Register’s Office for Davidson County, Tennessee, and being more particularly described as follows;
Beginning at an existing iron rod at the intersection of the southerly right-of-way line of Couchville Pike, width varies, and the easterly right-of-way line of Reynolds Road, width varies, said existing iron rod being located at Northing: 648,433.39; Easting: 1,778,865.81; on the State Plane Coordinate System NAD-83 (2007);
Thence leaving the easterly right-of-way line of Reynolds Road, with the southerly right-of-way line of Couchville Pike, South 84 deg 46 min 56 sec East, 100.04 feet to an iron rod set, at the intersection with the westerly right-of- way line of Airpark Center East, width varies;
Thence leaving the southerly right-of-way line of Couchville Pike, with the westerly right-of-way line of Airpark Center East, with a curve to the right, along an arc length of 78.12, the central angle of which is 92 deg 17 min 00 sec, the radius of which is 48.50 feet, the chord of which is South 38 deg 46 min 44 sec East, 69.94 feet to an iron rod set;
Thence South 07 deg 21 min 46 sec West, 8.00 feet to an iron rod set;
Thence South 11 deg 11 min 32 sec West, 260.30 feet to an “X” in concrete;
Thence with a curve to the left, along an arc length of 33.42 feet, the central angle of which is 03 deg 49 min 45 sec, the radius of which is 500.00 feet, the chord of which is South 09 deg 16 min 40 sec West, 33.41 feet to an iron rod set;
Thence South 07 deg 21 min 47 sec West, 658.56 feet to an iron rod set;
Thence with a curve to the left, along an arc length of 66.80 feet, the central angle of which is 03 deg 49 min 39 sec, the radius of which is 1000.00 feet, the chord of which is South 05 deg 26 min 57 sec West, 66.79 feet to an iron rod set;
Thence South 03 deg 32 min 08 sec West, 232.78 feet to an iron rod set;
Thence with a curve to the right, along an arc length of 66.80 feet, the central angle of which is 03 deg 49 min 39 sec, the radius of which is 1000.00 feet, the chord of which is South 05 deg 26 min 58 sec West, 66.79 feet to an iron rod set;
Thence South 07 deg 21 min 47 sec West, 95.59 feet to a pk nail set;

Thence with a curve to the right, along an arc length of 46.20 feet, the central angle of which is 09 deg 48 min 13 sec, the radius of which is 270.00 feet, the chord of which is South 12 deg 15 min 53 sec West, 46.14 feet to a pk nail set;
Thence South 17 deg 16 min 25 sec West, 134.57 feet to a pk nail set;
Thence with a curve to the right, along an arc length of 39.27 feet, the central angle of which is 90 deg 00 min 00 sec, the radius of which is 25.00 feet, the chord of which is South 62 deg 16 min 25 sec West, 35.36 feet to an iron rod set;
Thence North 72 deg 44 min 20 sec West, 10.63 feet to an iron rod set, in the westerly property line of Fedex Corporate Services, Inc., as of record in Instrument Number: 20080109-0002823, at the Register’s Office for Davidson County, Tennessee;
Thence leaving the westerly of Airpark Center East, with the easterly property line of Fedex Corporate Services, Inc., North 07 deg 59 min 20 sec East, 78.83 feet to an existing iron rod;
Thence with the northerly property line of Fedex Corporate Services, Inc., North 83 deg 52 min 47 sec West, 444.91 feet to an existing iron rod;
Thence North 82 deg 44 min 18 sec West, 182.10 feet to an existing iron rod, at a corner common with M.L. Barrett, Sr. & Rachel S. Barrett, Trustees, as of record in Deed Book 10103, Page 437, at the Register’s Office for Davidson County, Tennessee;
Thence with the easterly property line of M.L. Barrett, Sr. & Rachel S. Barrett, Trustees, North 07 deg 53 min 51 sec East, 998.58 feet to an iron rod set, in the easterly right-of-way line of Reynolds Road;
Thence with the easterly right-of-way line of Reynolds Road, North 77 deg 01 min 01 sec East, 74.17 feet to an existing iron rod;
Thence North 45 deg 04 min 51 sec East, 308.92 feet to an existing iron rod;
Thence North 28 deg 31 min 34 sec East, 83.91 feet to an existing iron rod;
Thence North 05 deg 52 min 33 sec East, 158.92 feet to an existing iron rod;
Thence North 85 deg 36 min 11 sec East, 152.07 feet to an existing iron rod;
Thence North 89 deg 21 min 17 sec East, 50.25 feet to an existing iron rod;
Thence North 51 deg 15 min 31 sec East, 69.28 feet to the POINT OF BEGINNING. Containing 925,162 square feet or 21.239 acres more or less.

Being a portion of the same property conveyed to Duke-Weeks Realty, L.P., as of record in Instrument Number: 20010614-0062632, at the Register’s Office for Davidson County, Tennessee.

EXHIBIT C
Construction Agreement
1. Definitions. All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Lease. When used in this Agreement, the following terms shall have the meanings set forth in this Section 1:
     (a) “Actual Construction Cost” shall mean the actual cost to construct the Shell Building (excluding Tenant Finish) and Land Sitework, pursuant to the Construction Plans and any changes thereto, including but not limited to (a) site preparation, (b) storm drainage, (c) site lighting, (d) landscaping and irrigation, (e) paving and striping, (f) utility connections, (g) construction testing services (h) costs of labor and materials, (i) fees and other charges payable to the Contractor, (j) fees to governmental authorities for permits, inspections, and certificates of occupancy, (k) utilities during construction, (l) performance bonds, and (m) architectural fees. Actual Construction Cost shall specifically exclude (1) leasing commissions, (2) construction interest and loan fees, (3) development fees, and (4) construction management other than the Contractor, all of which shall be borne entirely by Landlord. Landlord agrees and represents that the Actual Construction Cost shall be equal to the Stipulated Sum, unless such costs are increased or decreased as a result of Change Orders to the Construction Plans pursuant to Section 11 hereof.
     (b) “ADA” shall mean the Americans with Disabilities Act of 1990, as amended.
     (c) “Building” shall mean the Shell Building and the Tenant Finish.
     (d) “Change Order” means a change order to the Construction Plans or the Tenant Finish Plans pursuant to Section 11 hereof.
     (e) “Civil Plans” shall mean the civil engineering design and work as prepared by Barge Cauthen Associates, dated July 31, 2009, which have been approved by the Planning Commission and approved by both Landlord and Tenant with such further modifications as Landlord and Tenant may both approve.
     (f) “Completion Date” shall mean the date on which Milestone L1020 (“Building Dried In”) is achieved, as inspected, verified and documented by the Shell Building Architect.
     (g) “Completion Deadline” shall mean the date on which Milestone L1020 (“Building Dried In”) is scheduled to be achieved as shown on the Critical Path, as such date shall be adjusted in accordance with Paragraph 11 herein by reason of Force Majeure Events, Unforeseen Conditions, Governmental Delays, Settlement Delays, Post Approval Governmental Requirements, Change Orders requested by Tenant or Tenant Delays. Changes to the Critical Path pursuant to Section 11(b) below shall not alter the Completion Deadline unless Tenant expressly consents in writing to an extension of the Completion Deadline.

     (h) “Construction Contract” shall mean (i) the Standard Form of Agreement between the Owner and Contractor to be executed by and between the Landlord and Contractor where the basis of payment is a Stipulated Sum (AIA Document A101-2007), the final form of which is subject to the prior approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) the General Conditions for the Contract for Construction (AIA Document A201-2007) relating to the construction of the Shell Building and the Land Sitework.
     (i) “Construction Plans” shall mean (i) the Civil Plans for the construction of the Land Sitework as prepared by the Civil Engineer, and (ii) the Shell Building Plans.
     (j) “Contractor” shall mean Solomon Builders, Inc.
     (k) “Critical Path” shall mean time schedule for the commencement, phasing and completion of the Building and Land Sitework. The Critical Path is attached hereto as Schedule 2.
     (l) “Force Majeure Event” means an act of God, fire, earthquake, flood, explosion, casualty, war, invasion, insurrection, riot, mob violence, act of terrorism, sabotage, a general shortage of labor, equipment, materials or supplies in the open market, failure of transportation, strike, lock out, action of labor unions, condemnation, order of government or civil or military or naval authorities, unforeseeable subsurface condition, Weather Delay, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of the Landlord; provided inadequate funds shall never be considered a Force Majeure Event. In order for any event described above to be considered a Force Majeure Event hereunder, Landlord shall be required to give notice to Tenant in accordance with the terms of the Lease not later than ten (10) Business Days after the commencement of such event.
     (m) “Governmental Delay” means any delay that is caused by the failure to obtain (i) a grading permit for the Land Sitework by September 4, 2009, or (ii) a building permit for the Shell Building by September 18, 2009, in each case from the applicable governmental entity; provided, however, that in order for any such delay to be considered a Governmental Delay, (a) Landlord shall be required to give written notice to Tenant not later than September 18, 2009 (in the case of delay in obtaining the grading permit), or October 2, 2009 (in the case of delay in obtaining the building permit), and (b) Landlord must be pursuing the applicable permit with reasonable diligence, and using commercially reasonable efforts to cause such Governmental Delay to cease.
     (n) “Land Sitework” shall mean the site preparation, storm drainage, site lighting, landscaping and irrigation, paving and striping, and utility connections with respect to the Land detailed in the Civil Plans.
     (o) “Lease” shall mean the Lease Agreement between the Landlord and the Tenant to which this Construction Agreement is attached.

     (p) “Milestone L1020 (‘Building Dried In’)” shall mean the substantial completion of the steel structure, the roof and the storefront system of the Shell Building in accordance with the Shell Building Plans.
     (q) “Planning Commission” shall mean the Metropolitan Planning Commission.
     (r) “Post Approval Governmental Requirements” shall mean any requirements of governmental entities that are imposed after the date of this Agreement and are related to the construction of the Building Shell and/or the Land Sitework.
     (s) “Settlement Delay” means any delay that is caused by the requirement that the building pad for the Shell Building settle following completion of the building pad but only to the extent such delay is greater than fourteen (14) days; provided, however, that in order for any such delay to be considered a Settlement Delay Landlord shall be required to give written notice to Tenant not later than twenty-one (21) days after the building pad site work is completed.
     (t) “Shell Building” shall mean the building shell as described in the Shell Building Plans.
     (u) “Shell Building Architect” shall mean Hastings Architecture Associates, LLC.
     (v) “Shell Building Plans” shall mean the architectural and structural plans and specifications prepared by the Shell Building Architect dated July 31, 2009, which have been approved by both Landlord and Tenant with such modifications as Landlord and Tenant may both approve.
     (w) “Stipulated Sum” shall mean the sum of Two Million Seven Hundred Thirty-Two Thousand Seventy-Two dollars ($2,732,072), subject to adjustment by agreement (such agreement to be granted or withheld in the sole discretion of each applicable party) of the Landlord, Tenant and Contractor.
     (x) “Tenant Election” shall mean decisions provided to Landlord and Contractor in writing by the Tenant Representative for the purpose of altering the Construction Plans, including (i) any Change Order requested by Tenant, and (ii) any Change Order requested by Landlord and consented to by Tenant.
     (y) “Tenant Delays” shall mean any delay caused by Tenant (or its agents, employees or contractors) which demonstrably results in a delay in the Critical Path, such as but not limited to: (a) changes in the Land Sitework, Shell Building Plans or Tenant Finish Plans requested by Tenant that extends the Critical Path, or (b) any other delay in the completion of the construction of the Shell Building caused solely by Tenant that affects the Critical Path. In order for any delay described above to be considered a Tenant Delay, Landlord shall be required to give written notice thereof to Tenant not later than ten (10) Business Days after the date such delay begins.

     (z) “Tenant Finish” shall mean the tenant improvements to be constructed by Tenant within the Shell Building in accordance with the Tenant Finish Plans.
     (aa) “Tenant Finish Architect” shall mean Collaborative Studio, PLLC.
     (bb) “Tenant Finish Engineer” shall mean Power Management Corporation.
     (cc) “Tenant Finish Plans” shall mean (i) plans and specifications prepared by the Tenant Finish Architect dated July 31, 2009 for the construction of the interior improvements, and (ii) the plans and specifications prepared by the Tenant Finish Engineer dated July 31, 2009 for the construction of the mechanical, electrical, and plumbing systems, which have been approved by both Landlord and Tenant with such modifications as Landlord and Tenant may both approve; provided, however, that Landlord’s approval shall not be required except as set forth in Section 11(d).
     (dd) “Tenant Representative” shall mean its Real Estate Director (Lara Tucker) or such other person designated by Tenant from time to time by written notice to Landlord.
     (ee) “Ultimate Completion Deadline” shall mean the date that is sixty (60) days after the date on which Milestone L1020 (“Building Dried In”) is scheduled to be achieved as shown on the Critical Path, as such date shall be adjusted in accordance with Paragraph 11 herein by reason of Tenant Delays and Change Orders requested by Tenant. Changes to the Critical Path for any other reason described in Section 11 shall not alter the Ultimate Completion Deadline.
     (ff) “Unforeseen Conditions” shall mean concealed or unknown conditions described in § 4.3.4 of the General Conditions to the Construction Contract.
     (gg) “Weather Delays” shall mean any delay as a result of adverse weather conditions in excess of those weather days included in the Critical Path. The description of the Weather Delays included in the Critical Path is attached hereto as Schedule 4.
2. Construction of the Shell Building.
     (a) Landlord shall commence construction of the Shell Building and the Land Sitework in accordance with the Critical Path and prosecute such construction diligently until completion. Landlord shall use commercially reasonable efforts to complete construction of the Shell Building and the Land Sitework in accordance with the Critical Path. Promptly, but in any event within five (5) Business Days after the Completion Date, Landlord shall give written notice to Tenant that the Completion Date has occurred, accompanied by the Shell Building Architect’s inspection, verification and documentation with respect thereto.
     (b) If vertical construction of the Shell Building has not commenced by March 1, 2010, then Tenant may, on or before March 11, 2010, provide Landlord written notice of Tenant’s intent to terminate the Lease.

     (c) If the Completion Date does not occur within thirty (30) days of the Completion Deadline, then Landlord shall give Tenant a credit against Minimum Rent equivalent to the product obtained by multiplying $1,144.00 times the number of days that elapse from thirty (30) days after the Completion Deadline until the Completion Date (“Landlord’s Delay Penalty”).
     (d) If the Completion Date does not occur prior to one hundred twenty (120) days following the Ultimate Completion Deadline (the “Termination Deadline”), then Tenant may within thirty (30) days of the Termination Deadline, provide Landlord written notice of Tenant’s intent to terminate the Lease. If Tenant does not exercise its right of termination described in this subsection 2(d) within the time period provided, then Landlord shall remain obligated to perform and complete the construction of the Shell Building and Landlord shall pay to Tenant upon demand Landlord’s Delay Penalty or apply Landlord’s Delay Penalty to the Minimum Rent payable at the beginning of the Term.
     (e) In the event of any termination by Tenant pursuant to subsections 2(b) and 2(d) above, Landlord shall within ten (10) days thereafter (i) provide written confirmation of the Lease termination, (ii) return to Tenant the Security Deposit, if any, and (iii) pay to Tenant the sum of One Hundred Seventy-One Thousand Six Hundred Dollars ($171,600) (collectively, “Landlord’s Termination Penalty”).
     (f) Tenant shall respond to all written questions pertaining to the construction of the Shell Building or requests for direction (but not including Change Orders) submitted in writing by Landlord to the Tenant Representative within two (2) business days. If Tenant fails to respond within such time period, then Landlord shall use its reasonable judgment regarding such question or request for direction and shall proceed with construction. Landlord shall have no liability to Tenant for decisions made by Landlord pursuant to this paragraph. Notwithstanding the foregoing, Change Orders shall be governed by Section 11 below.
     3. Construction of the Shell Building and Land Sitework. Landlord shall construct the Land Sitework and Shell Building in accordance with the Construction Plans, all requirements set forth in the Declaration and all applicable legal requirements. Landlord shall cause all Land Sitework and the Shell Building (with respect to those portions of the Shell Building that are not required to be completed in order for the Completion Date to occur) to be completed within 120 days after the Completion Date.
     4. Reserved.
     5. Construction Contract. The Construction Contract shall be a Stipulated Sum contract (AIA Document A101 – 1997). The General Conditions of the Contract for Construction shall be AIA Document A201 – 1997.
     6. Construction of the Tenant Finish. Tenant acknowledges that Tenant shall solely be responsible to construct and deliver, in compliance with all applicable legal requirements, the Tenant Finish. Landlord represents and warrants that, in the event consents or approvals are required under the Declaration in order for Tenant to construct the Tenant Finish, Landlord shall obtain such consents or approvals. The Tenant Finish shall be constructed by the Contractor based upon the Tenant Finish Plans. During Tenant’s construction of the Tenant Finish, Tenant shall have the right to enter and use a reasonable portion of the Airpark Parcel as designated by Landlord that is not the Property for the purpose of staging its construction of the Tenant Finish. Notwithstanding anything to the contrary herein or in the Lease, Landlord acknowledges and agrees that certain aspects of the Tenant’s construction of the Tenant Finish will begin before the Completion Date, and Landlord and Tenant agree to cooperate and use commercially reasonable efforts to (i) facilitate the timely construction of both the Shell Building and Tenant Finish and, (ii) minimize the unreasonable interference with the construction to be performed by each party.
     7. Adjustment of Minimum Rent.
     (a) The initial Minimum Rent amount (as stipulated in Exhibit D to the Lease) has been calculated based on the assumption that the Actual Construction Cost will equal the Stipulated Sum. If the Actual Construction Cost exceeds the Stipulated Sum due solely to (i) Change Orders required as a result of Tenant Delay or (ii) Change Orders requested by Tenant, then the initial annual Minimum Rent shall be increased by nine and 1/2 cents ($0.095) for each dollar that the Actual Construction Cost exceeds Stipulated Sum for any of the reasons set forth in this sentence; provided, however, that Tenant agrees that it shall not require or request any such aggregated Change Orders that will solely, and not in addition to any other reason not described above, cause the Actual Construction Cost to exceed $3,000,000 (the “Maximum Construction Cost”). Conversely, if the Actual Construction Cost is less than the Stipulated Sum as a result of any Change Order requested by Tenant, then the initial annual Minimum Rent shall be decreased by nine and 1/2 cents ($0.095) for each dollar that the Actual Construction Cost is less than the Stipulated Sum. To the extent the Actual Construction Cost is increased or decreased due to reasons not described above, then such increase or decrease shall have no effect upon Tenant’s Minimum Rent.
     For example, if the Actual Construction Cost is increased to $2,850,000 due to Change Orders required as a result of Tenant Delay or Change Orders requested by Tenant, then the initial annual Minimum Rent under the Lease would increase by $11,203.16 (($2,850,000 - $2,732,072) x $0.095).
     Conversely, if the Actual Construction Cost is decreased to $2,600,000 due to a Change Order requested by Tenant, then the initial annual Minimum Rent under the Lease would decrease by $12,546.84 (($2,732,072 - $2,600,000) x $0.095).
     (b) Actual Construction Cost shall be determined promptly after Landlord’s receipt of all invoices related to the construction of the Shell Building and Land Sitework. Any adjustment to Minimum Rent resulting from the determination of Actual Construction Cost shall be retroactive to the Rent Commencement Date.
     (c) Until such time as the Construction Contract is executed, Tenant and Landlord shall confer, and Tenant shall have the right to approve all Subcontractor and material supply bids; provided, that if the Tenant requires the Landlord to accept a bid or bids that are different from the bid or bids that the Contractor has chosen to accept (each a “Bid Change” and collectively, “Bid Changes”) and if net effect of such Bid Changes shall cause either the Stipulated Sum to be exceeded or the Completion Date to occur later than the Completion Deadline, then Landlord and the Contractor shall enter into a Change Order or Change Orders to the Construction Contract, which shall be approved by Tenant, adjusting the Stipulated Sum or the Completion Deadline, as applicable. Tenant shall, at all times, have access to and the right to audit Landlord’s records of Actual Construction Cost. During the construction process, Landlord and Tenant shall openly share, confer, and agree on design changes to the Construction Plans and/or Tenant Finish Plans and their associated cost increase or reduction. No design changes that result in a cost or time increase shall be valid unless approved in writing by Tenant. Landlord shall be responsible for the payment of the Actual Construction Cost, whether or not it exceeds the Stipulated Sum or the Maximum Construction Cost.
     (d) For purposes of calculating any increase in Tenant’s Minimum Rent pursuant to this Section 7, all increases to the Actual Construction Costs that are not due to a Change Order requested by Tenant or a Change Order required as a result of Tenant Delay shall be ignored (i.e., such other increases shall not negatively impact Tenant or cause the amount of Tenant’s payment hereunder to be larger than if such other increases had never occurred)..
     8. Access to Shell Building for Construction of Tenant Finish and Installation of Tenant Equipment. Prior to the Completion Date, Tenant, its agents, consultants, contractors and architect, shall have the right to enter and have access to the Shell Building for the purpose of constructing the Tenant Finish (as described in Section 6) and installing Tenant’s furniture, fixtures, and equipment. Tenant shall ensure that its activities do not unreasonably interfere with the construction of the completion of the Land Sitework or the Shell Building.
     9. Delivery of the Shell Building; Punch List. Landlord shall deliver the Shell Building in a structurally sound and water-tight condition, free of Hazardous Materials (as defined in the Lease), and in compliance with the Declaration and all laws, including the ADA. Upon completion of the Shell Building by Landlord, Landlord and Tenant shall coordinate a “walk through” of the Shell Building and Landlord and Tenant shall complete a punch list on a form provided by the Shell Building Architect indicating any deficiencies that are then apparent (“Punch List”). The Punch List may be updated during the one-year correction period following the Completion Date and Landlord shall cause any construction defects to be replaced or repaired. The Punch List shall not include paint touch-up resulting from ordinary wear and tear or from Tenant’s moving of its furniture, fixtures and equipment into the Shell Building. Landlord shall promptly commence and diligently prosecute until completed the items set forth in the Punch List. Subject to the provisions of the Lease, Landlord’s obligation and/or liability to Tenant for deficiencies shall be limited to the correction of the noted deficiencies set forth on the Punch List and the warranty of the Contractor. Any deficiencies that prevent or unreasonably limit the Tenant’s ability to construct the Tenant Finish shall be required to be fixed as a condition of the occurrence of the Completion Date, and such items shall not be considered punch list items for purpose of this Section 9. Following the completion of the Land Sitework by

Landlord, Landlord and Tenant shall conduct a similar punchlist procedure with respect to such Land Sitework if requested by Tenant at such time.
     10. Reliance Letters. Tenant may request that the Shell Building Architect, the Tenant Finish Architect, the Tenant Finish Engineer, the Contractor and the mechanical, electrical and plumbing design firms to provide reliance letters in favor of the Tenant, and in form and substance reasonably satisfactory to the Tenant, entitling Tenant to rely on their standard of care in design and performance and on warranties and correction covenants in each of their contracts. Landlord agrees to cooperate with Tenant in making these requests, at no cost to Landlord.
     11. Change Orders.
     (a) If Tenant requests any changes in the Construction Plans, Landlord shall, within five (5) business days thereafter, deliver to the Tenant Representative a quote from the Contractor of the additional cost (or cost savings) and any extension (or decrease) to the Critical Path, if any, that would be attributable to such change. Tenant shall then have three (3) business days thereafter to approve or reject such cost or schedule change. If Tenant agrees with such additional cost (or cost savings) and/or revision to the Critical Path, then Tenant shall notify Landlord in writing, and Landlord and Contractor shall enter into a Change Order to the Construction Contract and Tenant shall approve such Change Order. Landlord shall cause such agreed Change Order to be incorporated in the Construction Plans and/or the Critical Path, as applicable. In the event Tenant fails to approve or disapprove the Change Order with the three (3) business day period, each day until Tenant approves or disapproves the Change Order thereafter shall be considered a Tenant Delay. If Tenant rejects such additional cost (or cost savings) and/or revision to the Critical Path, then the actual number of days elapsed from Tenant’s initial request may be considered Tenant Delay (but without duplication of any days that are considered to be Tenant Delay pursuant to the preceding sentence).
     (b) If Landlord desires any changes in the Construction Plans, Landlord shall deliver to the Tenant Representative a written request for such change and a quote from the Contractor of the additional cost (or cost savings) and any extension (or decrease) to the Critical Path, if any, that would be attributable to such change. Tenant shall then have three (3) business days thereafter to approve or reject such cost or schedule change. If Tenant agrees with such additional cost (or cost savings) and/or revision to the Critical Path, then Tenant shall notify Landlord in writing, and Landlord and Contractor shall enter into a change order to the Construction Contract and Tenant shall approve such change order; provided, however, that Tenant shall not be responsible for any additional cost resulting from, and Minimum Rent shall not increase or decrease as a result of, such Change Order requested by Landlord. Landlord shall cause such agreed change to be incorporated in the Construction Plans or the Critical Path, as applicable. In the event Tenant fails to approve or reject the change order with the three (3) business day period, each day until Tenant approves or rejects the change order thereafter may be considered a Tenant Delay. If Tenant rejects such additional cost (or cost savings) and/or revision to the Critical Path, then Landlord shall proceed with no change to the Construction Plans or the Critical Path.

     (c) If any change in the Construction Plans or the Critical Path is required as a result of (i) Governmental Delay, (ii) Settlement Delay, (iii) a Post Approval Governmental Requirement, (iv) a Force Majeure Event, (v) an Unforeseen Condition, or (vi) a Tenant Delay, Landlord shall notify the Tenant Representative in writing of the change and provide a quote from the Contractor of the additional cost (or cost savings) and any extension (or decrease) to the Critical Path, if any, that is attributable to such change. Landlord shall cause such change to be incorporated in the Construction Plans and/or the Critical Path, as applicable.
     (d) In the event Tenant desires to modify the Tenant Finish Plans, Tenant shall unilaterally be entitled to execute Change Orders with respect thereto; provided, however, that Landlord’s approval shall be required with respect to any Change Order to the Tenant Finish Plans that affect the completion of the Land Sitework or the Shell Building or the Critical Path as it relates to the Land Sitework or the Shell Building, which approval shall not be unreasonably withheld, conditioned or delayed.
     12. Indemnity; Liens.
     (a) Landlord shall indemnify and hold harmless Tenant and any of Tenant’s directors, officers, contractors, agents and employees from and against any and all losses, damages, costs (including costs of suits and reasonable attorneys’ fees incurred), liabilities and causes of action arising out of the actions of Landlord or Landlord’s contractors, designers, architects and engineers during the course of the construction of the Construction Plans to the extent due to such parties’ negligence or Landlord’s failure to comply with the requirements of the Lease or this Agreement, including but not limited to mechanics’, materialmen’s or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work.
     (b) Tenant shall indemnify and hold harmless Landlord and any of Landlord’s directors, officers, contractors, agents and employees from and against any and all losses, damages, costs (including costs of suits and reasonable attorneys’ fees incurred), liabilities and causes of action arising out of the actions of Tenant or Tenant’s contractors, designers, architects and engineers during the course of the construction of the Tenant Finish to the extent due to such parties’ negligence or Tenant’s failure to comply with the requirements of the Lease or this Agreement, including but not limited to mechanics’, materialmen’s or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work.
     13. Event of Default. An event of default under this Construction Agreement shall be an event of default under the Lease and vice versa.
     14. Insurance.
     (a) Landlord will carry special form non-reporting builder’s risk insurance during the construction of the Shell Building in an amount equal to one hundred percent (100%) of the replacement cost of the Shell Building, providing special form coverage on the Shell Building and materials stored on the Land and elsewhere, and including the perils of collapse, damage resulting from faulty workmanship or materials, and water damage.
     (b) Landlord shall cause the Contractor to carry Comprehensive General Liability Insurance for owners and contractors, including blanket contractual liability, products and completed operations, personal injury (including employees), independent contractors, explosion, collapse and underground hazards for not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, which shall include product liability coverage. The comprehensive general liability policy shall name Landlord and Tenant individually as an “additional insured”.
     (c) Landlord shall require that Contractor provide payment and performance bonds on standard AIA forms for the construction of the Shell Building.
     15. Certificate of Occupancy. Tenant shall deliver a temporary certificate of occupancy for the Building to Landlord within sixty (60) days following the completion of Tenant Finish.
     16. Copies of Architect Documents. Landlord agrees to send the Tenant Representative a copy of all information, materials and correspondence that Architect prepares for or furnishes to Landlord or any contractor in connection with the design and construction of the Shell Building, including, without limitation, change orders, construction change directives, orders for minor changes, responses to requests for information and shop drawings, certificates for payment, decisions to withhold payment, inspection reports, and materials regarding claims and disputes, whether the same are drafts or in final form. All items that Landlord is required to deliver to the Tenant Representative under this section shall be sent by hand-delivery or nationally recognized overnight delivery service, to the notice address set forth in the Lease.
     17. Self-Help Remedies of Tenant.
     (a) In addition to rights of Tenant under Section 2 above, in the event that (w) vertical construction of the Shell Building has not commenced by January 1, 2010, or (x) the Completion Date does not occur by the Ultimate Completion Deadline, or (y) an event of default (after the expiration of applicable notice and cure periods) occurs under Landlord’s construction loan, or (z) material construction activity with respect to the Shell Building ceases for more than forty-five (45) consecutive days (Settlement Delays excepted), then at any time thereafter, Tenant may, but shall not be obligated to, take over and complete construction of the Shell Building and the Land Sitework as is reasonably necessary for the use and occupancy of the Building for the operation of Tenant’s business (“Tenant’s Right to Complete”). In the event that Tenant provides notice to Landlord that it is exercising Tenant’s Right to Complete, the following shall apply:
     (i) Tenant shall have the right to immediately enter the Property for the purpose of completing the construction of the Shell Building and the Land Sitework pursuant to the Construction Plans or pursuant to such variations thereof or other plans or specifications as Tenant may deem appropriate and Landlord shall not be entitled to consent to or approve any such modifications. Any construction so caused by Tenant may be terminated by Tenant at any time, in its discretion. Tenant shall be under no obligation to complete the Shell Building and the Land Sitework but its actions in this respect shall be wholly at its option. In furtherance of construction, Tenant may, at its option, (1) retain such contractors, subcontractors, architects, engineers, laborers and other persons and firms as it may elect, it being agreed that Tenant shall not be required to use any particular person or firm because the person or firm had a prior contract with Landlord; (2) pay, litigate or compromise any claim for labor, professional services or materials that may result in a lien upon the Property; (3) make any applications or give any certificates with respect to the Property including, but not limited to, applications pertaining to zoning variances and other applications to regulatory agencies; and (4) take any other action it may deem necessary to protect the Property or to promote and complete construction thereon.
     (ii) Landlord hereby assigns to Tenant, to the extent assignable: (a) the Construction Plans, the Construction Contract, and any other agreements related to the planning, design and/or construction of the Shell Building or the Land Sitework, including, without limitation, any construction contracts and architect contracts (collectively, the “Construction Plans and Contracts”), (b) any retainage or funds that may be held in escrow under any Construction Plans and Contracts, and (c) any and all applications, permits, licenses and/or approvals relating to the Shell Building or any other construction or improvements located on the Land. Notwithstanding the foregoing assignment, Tenant shall not have any obligation under the Construction Contract or any other contracts or agreements described above unless Tenant expressly assumes such obligations after the date on which Tenant exercises Tenant’s Right to Complete.
     (iii) Landlord shall perform, make, execute and deliver, and cause any affiliate to perform, make, execute and deliver, all such additional and further acts, occurrences and instruments as Tenant reasonably may require to document and accomplish the construction contemplated by Tenant’s Right to Complete.
     (iv) Any action taken by Tenant pursuant to its remedies hereunder may be taken by Tenant in its own name or in the name of Landlord. Landlord hereby appoints Tenant as Landlord’s attorney-in-fact, with full power of substitution, to take any action authorized by this Agreement on Landlord’s behalf following any exercise of Tenant’s Right to Complete. The parties acknowledge that this power of attorney is coupled with an interest and is irrevocable.
     (v) Tenant shall receive a credit against Minimum Rent in an amount equal to all costs and expenses paid by Tenant in connection with Tenant’s Right to Complete, which credit shall be applied each month beginning on the Rent Commencement Date until such credit is exhausted.
     (vi) Tenant shall indemnify Landlord for any mechanic’s or materialmen’s liens that may be recorded against the Property to the extent that such liens relate solely to work directed by Tenant or its contractors and are not related to Landlord’s efforts to complete the Land Sitework or the Shell Building.
     (vii) The provisions of Section 7 shall no longer apply.
     (b) In the event Landlord has not completed the Shell Building (with respect to the portions of the Shell Building that are not required to be completed in order for the Completion Date to occur) or the Land Sitework within one hundred and twenty (120) days after the Completion Date in accordance with Section 3, then Tenant, at its option (but without any obligation with respect thereto), may exercise Tenant’s Right to Complete with respect to such work under the same terms and conditions described in Section 17(a) above.

EXHIBIT D
Minimum Rent

	Period	Annual Minimum Rent	Monthly Minimum Rent
Months	Commencement Date - 12	$475,140.16	$39,595.01
Months	13-24	$487,018.66	$40,584.89
Months	25-36	$499,194.13	$41,599.51
Months	37-48	$511,673.98	$42,639.50
Months	49-60	$524,465.83	$43,705.49
Months	61-72	$537,577.48	$44,798.12
Months	73-84	$551,016.92	$45,918.08
Months	85-96	$564,792.34	$47,066.03
Months	97-108	$578,912.15	$48,242.68
Months	109-120	$593,384.95	$49,448.75
Months	121-132	$608,219.58	$50,684.96
Months	133-144	$623,425.06	$51,952.09
Months	145-156	$639,010.69	$53,250.89
Months	157-168	$654,985.96	$54,582.16
Months	169-180	$671,360.61	$55,946.72

First Renewal Term		.
Months	181-192	$688,144.62	$57,345.39
Months	193-204	$705,348.24	$58,779.02
Months	205-216	$722,981.94	$60,248.50
Months	217-228	$741,056.49	$61,754.71
Months	229-240	$759,582.90	$63,298.58

Second Renewal Term
Months	241-252	$778,572.48	$64,881.04
Months	253-264	$798,036.79	$66,503.07
Months	265-276	$817,987.71	$68,165.64
Months	277-288	$838,437.40	$69,869.78
Months	289-300	$859,398.34	$71,616.53

Area of Building	34232
Initial Base Rate	$13.88
Annual Increases	2.5%

D-1

EXHIBIT E
Building Rules
1. Plumbing fixtures shall be used only for the purposes for which they are designed, and no sweepings, rubbish, rags, or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures from misuse by a tenant shall be the liability of Tenant.
2. The proposed weight and location of any safes, file systems and other heavy equipment shall be subject to Landlord’s approval, either by Landlord’s approval of Tenant’s furniture and file storage layout, or its approval of Tenant’s plans for the Tenant Finish reflecting the location of such heavy systems or equipment. Landlord shall have the right to approve any future relocation of such heavy systems or equipment, and Landlord may condition such approval on a requirement that weight be distributed on supporting devices approved by Landlord.
3. No flammable or explosive fluids or materials shall be kept or used within the Building, except in areas approved by Landlord, and tenant shall comply with all applicable building and fire codes relating thereto.
4. Electric current shall not be used for space heaters, cooking or heating devices or similar appliances without Landlord’s prior written permission.
5. Except as otherwise provided in the Lease, no antennas (including microwave or satellite dish antennas) shall be placed on the roof of the Building or elsewhere on the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
6. Smoking shall be prohibited inside the Building. Tenant may provide a suitable area outside the Building designated for smoking.
Landlord reserves the right to amend and add reasonable additional rules as Landlord considers appropriate for the safety, care, maintenance, operation, and cleanliness of the Building, and for the preservation of good order therein; provided that if Landlord’s consent or approval is required with respect to any existing, amended or added rule, Landlord shall not unreasonably withhold, condition or delay such consent or approval. If any of these rules directly contradicts the other terms of the Lease, such other terms shall prevail, except for Rule 3 above.

E-1

EXHIBIT F
Permitted Encumbrances
1.	Real Property Taxes for 2009 and subsequent years.

2.	Matters shown on the plat of record as Instrument No. 20011120-0127754, Register’s Office for Davidson County, Tennessee.

4.	Declaration

F-1

EXHIBIT G
Site Plan

G-1

EXHIBIT H
LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT
THIS LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT (the “Agreement”) is made and entered into as of                     , 2009 by and between SOLOMON AIRPARK, LLC, a Tennessee limited liability company, having an office at 4539 Trousdale Drive, Nashville, TN 37204 (“Landlord”) and CITIBANK, N.A. having an office at 390 Greenwich Street, New York, NY 10013, as collateral agent, (in such capacity, “Collateral Agent”) for the benefit of the Secured Parties under the Credit Agreement.
R E C I T A L S
          A. Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).
          B. Landlord has leased all of the Real Property (the “Leased Premises”) to Emdeon Business Services LLC, a Delaware limited liability company (“Lessee”) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).
          C. Lessee and the Collateral Agent, among others, have previously entered into a First Lien Credit Agreement and a Second Lien Credit Agreement, each dated as of November 16, 2006 (each of the foregoing credit agreements, as amended, amended and restated, supplemented or otherwise modified from time to time, are hereinafter collectively referred to the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain loans to Borrower (collectively, the “Loans”).
          D. Lessee is a Borrower under the Credit Agreement and the other documents evidencing and securing the Loans (collectively, the “Loan Documents”).
          E. As security for the payment and performance of Lessee’s Obligations under the Credit Agreement and the other Loan Documents, Collateral Agent (for its benefit and the benefit of the Secured Parties) has a security interest in and lien upon substantially all of Lessee’s personal property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”) and a mortgage lien on Lessee’s leasehold interest in the Leased Premises.
          F. Collateral Agent has requested that Landlord execute this Agreement in accordance with the terms of the Credit Agreement.

A G R E E M E N T :
NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Collateral Agent, as follows:
          1. Landlord hereby waives and releases unto Collateral Agent (i) any contractual landlord’s lien and any other landlord’s lien which it may be entitled to at law or in equity against any Personal Property, (ii) any and all rights granted by or under any present or future laws to levy or distrain for rent or any other charges which may be due to the Landlord against the Personal Property and (iii) any and all claims, liens and demands of every kind which it has or may hereafter have against the Personal Property (including, without limitation, any right to include the Personal Property in any secured financing Landlord may become party to). Nothing herein shall be deemed a waiver of any judgment lien that Landlord may obtain against Lessee after an Event of Default under the Lease.
          2. Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto, (iii) there is no defense, offset, claim or counterclaim by or in favor of Landlord against Lessee under the Lease or against the obligations of Landlord under the Lease and (iv) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of any occurrence of any other default under or in connection with the Lease, (v) additional rent under the Lease is paid by Lessee directly to the party(s) owed pursuant to Section 3(e) of the Lease, and (vi) there are no common area charges under the Lease. Within thirty (30) days after the Actual Construction Cost (as defined in the Exhibit C of the Lease) is determined in accordance with the terms of the Lease, Landlord shall provide a written acknowledgement to Collateral Agent stating whether Lessee is in possession of the Leased Premises and stating the current monthly base rent and the date through which such rent has been paid.
          3. Landlord agrees that Collateral Agent has the right to remove the Personal Property that Lessee is entitled to remove from the Leased Premises pursuant to Section 10 of the Lease at any time prior to the occurrence of a default under the Lease and, after the occurrence of such a default, during the Standstill Period (as hereinafter defined); provided that Collateral Agent shall repair any damage arising from such removal. Landlord further agrees that, during the foregoing periods, Landlord will not (i) remove any of the Personal Property from the Leased Premises or (ii) hinder Collateral Agent’s actions in removing Personal Property from the Leased Premises or Collateral Agent’s actions in otherwise enforcing its security interest in the Personal Property. Collateral Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Collateral Agent shall have no obligation to remove the Personal Property from the Leased Premises.
          4. Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property and the granting of a mortgage lien in and upon Lessee’s leasehold interest in the Leased Premises, in each case, in favor of the Collateral Agent (for its benefit and the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest and mortgage lien.
Notwithstanding anything to the contrary contained in this Agreement or the Lease, in the event of a default by Lessee under the Lease, Landlord agrees that (i) it shall provide to Collateral Agent at the address set forth in the introductory paragraph hereof a copy of any notice of default delivered to Lessee under the Lease and (ii) it shall not exercise any of its remedies against Lessee provided in favor of Landlord under the Lease or at law or in equity until the expiration of the cure periods stipulated in the Lease; provided, however, that, notwithstanding the terms of the Lease, in the case of the nonpayment of Minimum Rent or any other sum payable under the Lease, the Landlord shall not exercise such remedies for at least thirty (30) days after the Landlord has given written notice of such nonpayment to Collateral Agent (such periods being referred to as the “Standstill Period”); provided, further, that if Landlord shall have properly given notice pursuant to clause (i) above two (2) times in any twelve (12) consecutive month period, then the requirements of both clauses (i) and (ii) above shall not apply during such period, and provided further, however, if such non-monetary default by its nature cannot reasonably be cured by Collateral Agent the applicable Standstill Period, the Collateral Agent shall have such additional period of time as may be reasonably necessary to cure such non-monetary default, so long as Lender commences such curative measures within the applicable Standstill Period and thereafter proceeds diligently to complete such curative measures. In the event that any such non-monetary default by its nature cannot reasonably be cured by Collateral Agent, Landlord shall, provided Collateral Agent has theretofore cured all monetary defaults (if any), upon the request of Collateral Agent enter into a new lease with Collateral Agent (or its nominee) on the same terms and conditions as the Lease. Collateral Agent shall have the right, but not the obligation, during the Standstill Period, to cure any such default and Landlord shall accept any such cure by Collateral Agent or Lessee. If, during the Standstill Period, Collateral Agent or Lessee or any other Person cures any such default, then Landlord shall rescind the notice of default.
          5. In the event of a termination, disaffirmance or rejection of the Lease for any reason, including, without limitation, pursuant to any laws (including any bankruptcy or other insolvency laws) by Lessee or the termination of the Lease for any reason by Landlord, Landlord will give the Collateral Agent the right, within thirty (30) days of such event, provided all monetary defaults under the Lease have been cured, to enter into a new lease of the Leased Premises, in the name of the Collateral Agent (or a designee to be named by the Collateral Agent at the time), for the remainder of the term of the Lease and upon all of the terms and conditions thereof, or, if the Collateral Agent shall elect not to exercise such right (such election to be made by Collateral Agent at its sole discretion), Landlord will give the Collateral Agent the right to enter upon the Leased Premises during such thirty (30) day period for the purpose of removing the Personal Property that Lessee is entitled to remove pursuant to Section 10 of the Lease.
          6. Notwithstanding any provision to the contrary contained in the Lease, any acquisition of Lessee’s interest by Collateral Agent, its nominee, or the purchaser at any foreclosure sale conducted by Collateral Agent shall not create a default under, or require Landlord’s consent under, the Lease.
          7. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Collateral Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises. Notwithstanding that the provisions of this Agreement are self-executing, Landlord agrees, upon request by Collateral Agent, to execute and deliver a written acknowledgment confirming the provisions of this Agreement in commercially reasonable form and substance.
          8. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.
          9. The provisions of this Agreement shall continue in effect until the Loans have been paid in full and all of Borrower’s other Obligations under the Credit Agreement and the other Loan Documents have been satisfied.
          10. THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
          11. Landlord agrees to execute, acknowledge and deliver such further commercially reasonable instruments as Collateral Agent may request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s waiver in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.
          12. Landlord agrees that, so long as the Loans and Lessee’s Obligations under the Credit Agreement remain outstanding and Collateral Agent retains an interest in the Personal Property and/or Lessee’s leasehold interest in the Leased Premises, Landlord will provide Collateral Agent with prompt notice of (i) the satisfaction of the Lease Contingencies (as defined in the Lease), (ii) the occurrence of the Commencement Date (as defined in the Lease), and (iii) any modification, alteration, amendment or termination of the Lease.
          13. Attorney’s Fee. If any legal action, suit or proceeding is commenced between the parties regarding their respective rights and obligations under this Agreement, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise, settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.
[Signature page follows]

          IN WITNESS WHEREOF, Landlord and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

SOLOMON AIRPARK, LLC, a Tennessee limited liability company, as Landlord
By:
Name:
Title:

STATE OF TENNESSEE	)

COUNTY OF	)
     Personally appeared before me, the undersigned, a Notary Public,                     , with whom I am personally acquainted, who acknowledged that _he executed the within instrument for the purposes therein contained, and who further acknowledged that _he is the                      of SOLOMON AIRPARK, LLC, a limited liability company and is authorized by the limited liability company to execute this instrument on behalf of the limited liability company.
     WITNESS my hand, at office, this ___ day of                                         , 200___.

Notary Public
My Commission Expires:
Signature page of Landlord to Landlord’s Lien Waiver, Access Agreement and Consent

CITIBANK, N.A., as Collateral Agent
By:
Name:
Title:

STATE OF                                         )
COUNTY OF                                     )
     Personally appeared before me, the undersigned, a Notary Public,                     , with whom I am personally acquainted, who acknowledged that _he executed the within instrument for the purposes therein contained, and who further acknowledged that _he is the                      of CITIBANK, N.A., a national banking association, and is authorized by the association to execute this instrument on behalf of the association.
     WITNESS my hand, at office, this ___ day of                                         , 200___.

Notary Public
My Commission Expires: